UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 14, 2026 (October 13, 2026)

TEG OVERSEAS, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-275731	61-2108075
(State or Other Jurisdiction of Incorporation or Organization)	Commission File Number	(I.R.S. Employer Identification Number)

64/2 Mahtumquili Street

Yashnobod District 100000

Tashkent City, Republic of Uzbekistan

Tel: +1-347-799-7109

(Address, including Zip Code, and Telephone Number,

including Area Code, of Registrant’s Principal Executive Office)

STAGEWISE STRATEGIES CORP.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01 Completion of Acquisition or Disposition of Assets.

Closing of Share Exchange Transaction

As reported in a Current Report on Form 8-K filed by StageWise Strategies Corp., a Nevada corporation (the “Company,” “we,” “us,” “our” or “STWI” (prior to the closing of the Share Exchange)) with the Securities and Exchange Commission (“SEC”) on October 8, 2026 (the “October 8th Form 8-K”), the Company executed and entered into a Share Exchange Agreement (the “Share Exchange Agreement”) by and among the Company, TEG SPV LLC, a limited liability company organized under the laws of the Republic of Uzbekistan (“TEG SPV”), Tourism and Entertainment Group LLC, a limited liability company organized under the laws of the Republic of Uzbekistan and the holder of 67.99999012% of the participatory interests in the charter capital of TEG SPV (“TEG Parent”), and Ms. Irodakhon Abduvakhitova, an individual and the holder of 32.00000000% of the participatory interests in the charter capital of TEG SPV (the “Individual Seller” and, together with TEG Parent, the “Sellers”). A full summary of the Share Exchange Agreement including, without limitation, the material provisions of the Share Exchange Agreement is set forth in the October 8th Form 8-K and incorporated by reference herein.

Closing. Pursuant to the Share Exchange Agreement, on October 13, 2026 (the “Closing Date”), a closing (the “Closing”) was held at which the transaction contemplated under the terms and conditions of the Share Exchange Agreement (the “Share Exchange Translation”) was consummated, pursuant to which the Company acquired 99.99999012% of the participatory interests in the charter capital of TEG SPV (the “Participatory Interests”) from the Sellers in exchange for the issuance by the Company to the Sellers of an aggregate of 183,098,434 shares of Common Stock (the “Exchange Shares”), of which 124,506,935 shares were issued to TEG Parent and 58,591,499 shares were issued to the Individual Seller (the “Share Exchange”). The Exchange Shares represent approximately 97.3% of the Company, based on the 188,142,768 shares of Common Stock issued and outstanding immediately following the Share Exchange. Wellmore LLC, a limited liability company organized under the laws of the Republic of Uzbekistan and a wholly owned subsidiary of TEG Parent (“Wellmore”), continues to hold the remaining 0.00000988% of the participatory interests in TEG SPV to comply with regulatory requirements in Uzbekistan. As a result of the Share Exchange, TEG SPV became a subsidiary of the Company, and the business of TEG SPV and its operating subsidiaries became the principal business of the Company.

Notwithstanding the Closing of the Share Exchange Transaction on October 13, 2026, as a matter of the mandatory law of the Republic of Uzbekistan, the transfer of the Participatory Interests to the Company will not become effective under the laws of Uzbekistan, and the Company will not be deemed to have officially acquired ownership of the Participatory Interests under the laws of Uzbekistan, until the entry of the corresponding record in the unified state register of legal entities of the Republic of Uzbekistan reflecting the Company as a participant of TEG SPV, which is expected to occur no later than October 16, 2026 (the date of such entry, the “Registration Date”). The parties have agreed to take all actions required under Uzbek law to cause the Registration Date to occur as promptly as practicable following the Closing, including the notarization and filing of the local transfer instruments and required notices.

Waiver of Concurrent Financing. Article VII of the Share Exchange Agreement includes certain conditions which were either required to be satisfied in order to hold the Closing of the Share Exchange Transaction, or, unless otherwise not permitted by law, could be waived by all of the parties to the Share Exchange Agreement. Notwithstanding that the Share Exchange Agreement contains a condition that the Company close on financing resulting in the Company’s raising at least $18,000,000 substantially concurrently with the Closing of the Share Exchange Transaction (the “Concurrent Financing Condition”), on October 13, 2026, all of the parties to the Share Exchange Agreement agreed, in writing, to waive the Concurrent Financing Condition so that such condition was not required to be satisfied to close the Share Exchange Transaction.

Related Parties. Mr. Jakhongir Abidovich Artikkhodjaev, the Company’s controlling stockholder prior to the Share Exchange, owns approximately 99.93% of the participatory interests in TEG Parent and, indirectly, approximately 67.95% of the participatory interests in TEG SPV. The Individual Seller is the daughter of Mr. Artikkhodjaev. As required by the Share Exchange Agreement, prior to the Closing Date Mr. Artikkhodjaev transferred all shares of Common Stock held of record by him to TEG Parent. Following the Closing, TEG Parent owns approximately 68.30% of the Company’s outstanding Common Stock. Additionally, the Individual Seller, Ms. Irodakhon Abduvakhitova, who also was appointed as a director of the Company, following the Closing, owns approximately 31.14% of the Company’s outstanding Common Stock. Each of the Company’s executive officers and each of its directors prior to the Share Exchange is also an officer or employee of TEG SPV or its affiliates.

Change of Name: Upon the Closing of the Share Exchange Transaction the name of the Company was changed to TEG Overseas, Inc. The terms “Company,” “we,” “us,” “our” in this Current Report on Form 8-K also refer to StageWise Strategies Corp., after its name has been changed to TEG Overseas, Inc., and TEG SPV has become a substantially wholly-owned subsidiary of the Company.

Description of Assets Acquired. TEG SPV, which became a subsidiary of the Company, as a result of the Share Exchange Transaction, directly holds all of the participatory interests in the charter capital of each of AKFA Dream World LLC (“ADW”), Cultural Landmark Hotel LLC (“CLH”), and CAEX LLC (“CAEX”), each a limited liability company organized under the laws of the Republic of Uzbekistan (collectively, the “Operating Subsidiaries”). ADW owns and operates Hilton Tashkent in Tashkent, Uzbekistan; CLH owns and operates a Wyndham-branded hotel in Bukhara, Uzbekistan (“Wyndham Bukhara”); and CAEX owns and operates the Central Asian Expo, an exhibition center in Tashkent, Uzbekistan. The Company intends to operate these properties following the Share Exchange Transaction and will also continue its existing search engine optimization business. A more detailed explanation of the business and assets acquired by the Company is provided elsewhere in this Current Report on Form 8-K under the heading Description of Business beginning on page 5 of this Current Report on Form 8-K.

The Company is not, and immediately before the Closing of Share Exchange Transaction was not, a shell company as defined in Rule 12b-2 under the Exchange Act. The Company is an operating company engaged in providing search engine optimization solutions, which generated revenues of $95,409 and $9,007 for its fiscal years ended September 30, 2025 and 2024, respectively, as reflected in its Annual Report on Form 10-K for the fiscal year ended September 30, 2025, as amended. Accordingly, the information described in Item 2.01(f) of Form 8-K (Form 10 information) is not required to be included in this Current Report; provided, however, that the Company has voluntarily provided such information in order to provide full public disclosure about the business and assets acquired by the company.

The financial statements and pro forma financial information required by Item 9.01 of Form 8-K in connection with the Share Exchange Transaction are filed as exhibits 99.1, 99.2, 99.3, 99.4 and 99.5 to this Current Report on Form 8-K.

FORM 10 INFORMATION

This Current Report contains “forward-looking statements” within the meaning of applicable federal securities laws. Forward-looking statements provide our management’s current expectations or forecasts of future events, particularly those related to the Company. Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this Current Report include, but are not limited to, statements about:

●	the market for the Company’s hotel, hospitality and exhibition services in Uzbekistan;

●	the Company’s expansion and other plans and opportunities, including the development, acquisition, renovation and management of hotel and exhibition center properties;

●	the Company’s future financial and operating results, including revenues, income, expenditures, occupancy rates, average daily rates, cash balances and other financial and operating items;

●	current and future economic and political conditions in Uzbekistan;

●	the future growth of the Uzbekistan travel and tourism industry as a whole and the hotel and hospitality sector in particular;

●	the Company’s ability to attract guests and corporate customers, and further enhance its brand recognition;

●	the Company’s ability to hire and retain qualified management personnel and key employees in order to enable them to develop its business;

●	changes in applicable laws or regulations in Uzbekistan related to or that could impact the Company’s business;

●	our management of the Company’s business as a U.S. publicly-traded and reporting company;

●	the Company’s obligations under its guarantee of a related party’s $100 million term facility with Halyk Bank of Kazakhstan and the collection of amounts due from related parties;

●	fluctuations in the value of the Uzbek soum against the U.S. dollar;

●	the Company’s ability to maintain its franchise and license agreements with Hilton and Wyndham;

●	the registration of the transfer of the Participatory Interests in the Republic of Uzbekistan; and

●	other assumptions regarding or descriptions of potential future events or circumstances described in this Current Report underlying or relating to any forward-looking statements.

These forward-looking statements are based on information available as of the date of this Current Report, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our management’s views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that we “believe,” “we expect,” “we anticipate” and similar statements reflect its beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this Current Report, and while our management believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that our management has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, the Group’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements.

DESCRIPTION OF BUSINESS

General and Pre-Share Exchange Transactions

The Company was incorporated under the name StageWise Strategies Corp.. on July 3, 2023 under the laws of Nevada. It provides search engine optimization (“SEO”) services designed to increase online visibility and improve organic search performance for businesses across a range of industries. Using data analytics and proprietary algorithms, the Company provides keyword research and implementation strategies to assist clients in promoting their products and services online. The Company provides its services through its website and generates revenue primarily from subscription fees. It offers three monthly subscription plans: (i) Basic, (ii) Standard and (iii) Premium, which provide varying levels of functionality and request allowances. The Company also offers a subscription-based API tool for users managing multiple projects, which provides an expanded query quota, additional features and the ability to export acquired keywords.

The Company’s shares of Common Stock are currently quoted on the OTC Markets on the OTCID Basic Market. The Company is currently using its commercially reasonable efforts to reinstate the quotation of its shares of Common Stock on the OTCQB, as soon as possible; provided, however, there can be no assurance that the OTC Markets will approve the Company’s application or that the Company will satisfy all applicable OTCQB requirements.

On June 5, 2026, Mr. Artikkhodjaev completed the purchase of 3,000,000 shares of Common Stock (representing approximately 74.2% of the then issued and outstanding shares of Common Stock): 1,000,000 shares from Viktor Balan for an aggregate purchase price of $250,000 and 2,000,000 shares from Yuliia Zaporozhan for an aggregate purchase price of $500,000, pursuant to Securities Purchase Agreements, each dated June 5, 2026. In connection with that change of control, all of the then-serving directors and officers of the Company resigned, and Elmurod Sopiev, Temur Zokirov, Bahtiyor Kadirov and Elina Davidyan were appointed, as reported in the Company’s Current Report on Form 8-K filed with the SEC on June 11, 2026.

On June 30, 2026, STWI entered into a Share Subscription Agreement (the “Subscription Agreement”) with Mr. Artikkhodjaev, pursuant to which the Company agreed to issue and sell 1,000,000 shares of Common Stock for an aggregate purchase price of $250,000, or $0.25 per share. The share issuance to Jakhongir Abidovich Artikkhodjaev was completed on July 20, 2026.

As a result, Jakhongir Abidovich Artikkhodjaev beneficially owned approximately 79.2% of stock in STWI as of July 20, 2026.

Corporate Structure Following the Share Exchange

As a result of the Share Exchange, our corporate organization structure is as follows:

Other Stockholders
Irodakhon Abduvakhitova
"Individual Seller"
Tourism and Entertainment Group LLC
"TEG Parent"
0.56%
31.14%
68.30%
100%
TEG Overseas, Inc.
Wellmore LLC
"Wellmore"
99.99999012%
0.00000988%
TEG SPV LLC
"TEG SPV"
100%
100%
100%
AKFA Dream World LLC
"ADW"
Owner and operator of Hilton Tashkent
Cultural Landmark Hotel LLC
"CLH"
Owner and operator of Wyndham Bukhara
CAEX LLC
"CAEX"
Owner and operator of Central Asia Expo

Overview of Post-Share Exchange Business

Through the Share Exchange, the Company acquired TEG SPV and, indirectly, the Operating Subsidiaries. The Company conducts its hospitality and exhibition business through the Operating Subsidiaries. As a result, although the Company intends to keep the SEO business, the business of TEG SPV and the Operating Subsidiaries has become the principal business of the Company, as described below. In this section, references to “TEG SPV” include TEG SPV and the Operating Subsidiaries, unless the context otherwise requires.

TEG SPV is a hospitality and exhibition group operating in the Republic of Uzbekistan. TEG SPV operates in the hospitality and exhibition segments, via three core properties including two hotels and one exhibition center:

●	Hilton Tashkent, a full-service, five-star hotel in Tashkent operated by ADW under a franchise agreement with the Hilton brand, providing accommodation, food and beverage services, events and ancillary hospitality services;

●	Wyndham Bukhara, a full-service, four-star hotel in Bukhara operated by CLH under a franchise agreement with the Wyndham brand, providing accommodation, food and beverage services, events and ancillary hospitality services; and

●	Central Asian Expo, an exhibition and events venue operated by CAEX, providing rental of exhibition space together with related event organization and support services.

TEG SPV generates revenue from the following principal streams: rooms (accommodation), food and beverage, events, and other services such as laundry, spa, gym, parking and the rental of facilities and office space. We manage our business through two reportable segments, Hospitality and Exhibition, which reflect the manner in which our chief operating decision maker evaluates performance and allocates resources.

For the six months ended June 30, 2026, TEG SPV generated revenue of $17,375 thousand and net income of $3,606 thousand, compared with revenue of $18,525 thousand and net income of $5,152 thousand for the six months ended June 30, 2025. For the fiscal year ended December 31, 2025, TEG SPV generated revenue of $42,910 thousand and net income of $14,364 thousand, compared with revenue of $35,173 thousand and net income of $4,552 thousand for the fiscal year ended December 31, 2024. As of June 30, 2026, TEG SPV had total assets of $124,690 thousand and total shareholders’ equity of $85,201 thousand, compared with total assets of $135,158 thousand and total shareholders’ equity of $88,668 thousand as of December 31, 2025.

As of the date of this Current Report, TEG SPV owns the following properties.

			Meeting, Exhibit and
			Pre-Function Space
Property	Location	Rooms	(sq. ft.)
Hilton Tashkent	1 Ukchi Street, Tashkent, 100027, Uzbekistan	258	490,884
Wyndham Bukhara	Alisher Navoi Avenue 8, Bukhara, 200100, Uzbekistan	212	252,944
Central Asian Expo	1 Milliy Bog Street, Mirzo Ulugbek District, Tashkent, Uzbekistan	-	220,502

Industry Overview

TEG SPV operates in the hospitality and MICE industries. The principal markets in which it competes are Tashkent and Bukhara, Uzbekistan. The principal competitors of TEG SPV’s hotels include other internationally branded and independent hotels operating in Tashkent and Bukhara, including JW Marriott, Hyatt Regency Tashkent, InterContinental Tashkent, Courtyard by Marriott Tashkent, Radisson Blu Hotel Tashkent, Lotte City Hotel Tashkent Palace, Mercure Tashkent and similar hotels and hospitality properties. CAEX competes in the exhibitions and events market, primarily with other exhibition and event venues, such as Uzexpocentre and Tashkent City Congress Centre, as well as organizers, such as ITECA, International Expo Group and BMCA, in Tashkent and Uzbekistan.

TEG SPV’s management estimates that the principal factors affecting the hospitality and MICE industries include (1) the desirability and perceived attractiveness of Tashkent and Bukhara as destinations for business, leisure and MICE activities, (2) the financial condition and capacity of the airline and other transportation-related industries and the resulting impact on travel, (3) geopolitical risks in Central Asia, and (4) changes in customer demand, competition, technology, regulation and general economic conditions, each of which could affect the demand for hospitality and MICE services.

TEG SPV believes its principal competitive strengths include (1) established relationships with leading global hotel brands, including Hilton and Wyndham, (2) extensive knowledge of the Uzbek hospitality market and an established network of local and international partners, providing access to prime sites and supporting its real estate development capabilities, (3) strong operating capabilities and a proven track record of developing and operating high-quality business and leisure tourism assets, supported by a dedicated talent development platform and an efficient operating model, and (4) a portfolio positioned to benefit from the continued development of business, leisure and MICE tourism in Uzbekistan.

Business Operations

Hospitality Operations

Hilton Tashkent

On December 13, 2018, ADW and Hilton Hotel Worldwide Manage Limited (“Hilton”) entered into a franchise agreement (the “Hilton Agreement”), pursuant to which ADW was granted a non-exclusive license to operate a 258-room “Hilton” branded hotel in Tashkent (Hilton Tashkent). The Hilton Agreement has an approximately 25-year term, with no renewal or extension rights. ADW paid a one-time $200,000 franchise application fee and, commencing upon Hilton Tashkent’s opening, is required to pay monthly marketing fees equal to 4% of prior-month gross rooms revenue and royalty fees based on gross rooms and non-rooms revenue, ranging from 3% to 5% of gross rooms revenue and 1% to 2% of non-rooms revenue, plus applicable taxes and other fees.

ADW was also required to complete construction and refurbishment of Hilton Tashkent by the specified deadlines, including by September 1, 2020, and operate Hilton Tashkent in compliance with Hilton’s brand standards, maintain required insurance and records, and comply with certain non-competition restrictions. Hilton is subject to a limited territorial restriction prohibiting it from operating another “Hilton” branded hotel within a 10-kilometer radius of Hilton Tashkent for 120 months following the execution date of the Hilton Agreement, subject to certain exceptions.

Hilton has the right to terminate the Hilton Agreement for specified defaults, including non-payment, failure to comply with the agreement or brand standards, failure to maintain insurance, repeated defaults, insolvency, cessation of operations, unauthorized transfers, certain sanctions or anti-corruption events, and failure to timely complete the Hotel Work. Hilton may also impose interim remedies, including suspension from its reservation system and disabling of software. Upon early termination, ADW must cease using Hilton’s marks and system and pay liquidated damages, generally based on the number of approved guest rooms or fees payable during the preceding 24 months, as applicable, together with certain indemnification obligations. The Hilton Agreement is governed by English law, with disputes subject to ICC arbitration seated in London, England and conducted in English.

Wyndham Bukhara

On December 29, 2020, Wide Tent System LLC (“Wide Tent”) and Wyndham Hotel Group (UK) East Limited (“Wyndham”) entered into a services agreement (the “Wyndham Services Agreement”) and a sublicense agreement (the “Wyndham Sublicense Agreement” and together with the Wyndham Services Agreement, the “Wyndham Agreements”). Each of the Wyndham Agreements has a 20-year term commencing on its effective date, with no renewal rights.

Under the Wyndham Sublicense Agreement, Wyndham sublicensed to Wide Tent the “Wyndham” system and trademarks to operate a hotel facility in Bukhara, Uzbekistan (“Wyndham Bukhara”) as a “Wyndham Bukhara” property. Under the Wyndham Services Agreement, Wyndham provides reservation, sales and marketing, training, purchasing and consulting services.

Wide Tent is required to pay an initial fee of US$52,000, monthly royalty fees based on gross room revenues, and monthly service fees and other charges under the Wyndham Services Agreement. The royalty rate is 2.0% for license years one and two, 3.5% for years three and four, and 4.5% thereafter. Overdue amounts accrue interest at 1.5% per month, subject to applicable law. Wide Tent is also required to operate and maintain Wyndham Bukhara in accordance with Wyndham’s standards, participate in its reservation and marketing programs, complete required training, maintain specified insurance, undertake required renovations, and satisfy other operational and indemnification obligations.

Wyndham Bukhara was required to open by June 30, 2022. Wyndham may terminate the Wyndham Agreements following specified uncured defaults or immediately upon certain events, including cessation of operation as a “Wyndham Bukhara” property, certain payment or reporting defaults, prohibited transfers, insolvency, material misrepresentations, and other specified events. The agreements may also be terminated in certain circumstances relating to political events, competition-law compliance, casualty or condemnation. Upon certain terminations, Wide Tent is required to pay liquidated damages based generally on fees accrued during the preceding 24 months, subject to specified exceptions and adjustments.

The Wyndham Agreements generally prohibit Wide Tent from transferring its interests or effecting a change of control without Wyndham’s prior written consent and satisfaction of specified conditions. Certain permitted transfers and public offerings or listings are exempt. Any permitted transfer generally must cover both Wyndham Agreements and be made to the same transferee. TEG believes this requirement does not apply to the Share Exchange Transaction because it does not constitute a change of control.

Wide Tent is also subject to territorial and non-compete restrictions and, following termination, must cease use of the Wyndham system and trademarks, de-identify Wyndham Bukhara, transfer specified domain names, return confidential materials and satisfy outstanding payment obligations. The Wyndham Agreements are governed by the laws of England and Wales, with disputes resolved by LCIA arbitration seated in London and conducted in English.

While Wide Tent operated Wyndham Bukhara, the hotel building and related items of property, plant and equipment were leased from J-United LLC, the company controlled by the Ultimate Beneficial Owner. According to the lease agreement, Wide Tent paid monthly rent of UZS 1,626,000 thousand (approximately US$138,000), including the value added tax (VAT).

On December 14, 2023, Wide Tent entered into an agreement with Aimbridge Hotel Management LLC (“AHM”), a company controlled by the Ultimate Beneficial Owner, pursuant to which AHM agreed to supply food and beverage products to Wide Tent for an aggregate amount of UZS 100,000,000 thousand. Furthermore, on February 1, 2024, Wide Tent and AHM entered into an agreement pursuant to which AHM would arrange accommodation for guests at Wyndham Bukhara. For purposes of the 2024 and 2025 financial statements, the financial statements of AHM were combined with those of Wide Tent and presented as part of Wide Tent’s financial statements.

On December 2, 2025, CLH was incorporated as a wholly owned subsidiary of TEG Parent. Pursuant to a decision of the owner of J-United LLC, the assets and liabilities related to the building of Wyndham Bukhara were contributed to CLH. The management and employees involved in the operations of Wyndham Bukhara were transferred from Wide Tent to CLH’s payroll. The lease agreement between J-United LLC and Wide Tent, as well as the agreements between Wide Tent and CLH were terminated.

On December 24, 2025, pursuant to a decision of the owners of TEG Parent, TEG Parent’s ownership interest in CLH was transferred to TEG SPV as a contribution to the share capital of TEG SPV. Accordingly, TEG SPV became the 100% owner of CLH.

While Wide Tent remained the holder of the license to operate Wyndham Bukhara, on January 5, 2026, Wide Tent and CLH entered into an agreement pursuant to which CLH leased the Wyndham Bukhara building and related property, plant and equipment to Wide Tent for UZS 45 million (approximately US$3,800) per month. On March 30, 2026, Wide Tent and CLH entered into an agreement pursuant to which Wide Tent outsourced personnel from CLH for the operation of Wyndham Bukhara for UZS 720 million (approximately US$61,000) per month.

Pursuant to an assignment, assumption and amendment agreement entered into by Wide Tent, CLH and Wyndham on August 7, 2026, all rights, title and interest of Wide Tent in and to the Wyndham Service Agreement were transferred to CLH. Following the transfer of the license, the lease agreement and personnel outsourcing agreement between CLH and Wide Tent were terminated.

Exhibition Operations

Central Asian Expo

CAEX owns and operates the Central Asian Expo, an international exhibition and convention complex for exhibitions, trade fairs, conventions and other business events, located in a 63,000-square-meter site in Tashkent, Uzbekistan. Central Asian Expo comprises approximately 23,000 square meters of internal exhibition space, including 18,000 square meter multifunctioning pavilion and a 2-floor foyer of 5,000 square meters with 10 meeting rooms and a 60-person conference room, and provides parking for more than 700 vehicles, including designated VIP parking spaces.

Central Asian Expo operates under two principal business models. First, it leases its exhibition and event facilities to third-party organizers, which organize and conduct their own exhibitions and trade fairs at the venue. Under this model, Central Asian Expo primarily generates revenue from the rental of its exhibition and event facilities.

Second, Central Asian Expo organizes and promotes exhibitions and other events under its own brands. For these events, CAEX generates revenue primarily through the sale or reservation of exhibition space and related services to participating exhibitors. Exhibitors may select either raw exhibition space or pre-built stands and are required to comply with CAEX’s applicable stand construction, safety and operating requirements.

CAEX markets the Central Asian Expo property and events to domestic and international exhibitors and visitors and seeks to attract participants from Uzbekistan, other Central Asian countries, and other international markets. CAEX also works with industry associations, event organizers and exhibition marketing platforms to promote its events and expand its participant base.

Customers

TEG SPV generates revenue primarily from providing accommodation, food and beverage, events and other services. For the fiscal years ended December 31, 2025 and 2024, accommodation, food and beverage, events and other services accounted for approximately 42.8%, 37.7%, and 19.5% and 53.9%, 34.0%, and 12.1% of TEG SPV’s revenue, respectively. In the fiscal year ended December 31, 2025, SKY Events LLC accounted for 12% of TEG SPV’s revenue. TEG SPV did not have any major customer accounting for 10% or more of its revenue in the fiscal year ended December 31, 2024.

Suppliers

TEG SPV and its subsidiaries purchase or lease their fixtures, furnishings, equipment, signs, inventory, food and beverages from third party suppliers. For the fiscal years ended December 31, 2025 and 2024, Empire Aviation Group FZCO, to whom ADW paid for aircraft lease on behalf of Mr. Artikkhodjaev, the principal owner of TEG SPV, accounted for 20% and 22% of TEG SPV’s purchases, respectively. Furthermore, Discovery Invest Global LLC, a contractor for construction works for ADW and CLH, accounted for 38% and 30% of total purchases of TEG SPV for the fiscal years ended December 31, 2025 and 2024, respectively.

Seasonality

TEG SPV’s business is subject to seasonal fluctuations. Historically, the operating results of its hotels and resorts division have been affected by seasonal variations in travel and tourism activity, while the operations of CAEX are also subject to fluctuations in trading activity and market conditions as changes in trading activity may affect demand for exhibitions and, in turn, the business of CAEX.

The principal factors contributing to seasonality in the hotels and resorts division include the timing and volume of leisure and business travel, tourism flows, and the seasonal nature of demand for accommodations. Hilton Tashkent and Wyndham Bukhara properties typically experience higher occupancy levels during April through May and September through October, reflecting periods of increased business and leisure travel. Conversely, hotel occupancy and operating results may be comparatively weaker during the winter months and other periods of lower travel activity.

As a result, the hotels and resorts division may experience fluctuations in quarterly revenue, occupancy and operating results, with the second and fourth quarters generally benefiting from higher-demand travel periods. The timing and magnitude of these seasonal patterns may vary from year to year depending on tourism trends, business travel, major events, economic conditions and other factors.

CAEX’s operating results may also fluctuate from quarter to quarter due to changes in trading volumes, market activity and other factors affecting the capital markets. The periods from the second half of February through early June and from the second half of August through early December are generally considered “high-season” periods, during which the greatest number of events are typically organized. Accordingly, TEG SPV’s quarterly operating results may not be indicative of its annual results, and comparisons of operating results between individual quarters may be affected by seasonal and other fluctuations.

Intellectual Property

TEG SPV, through its subsidiaries, owns two trademarks: Delta Plaza and Citizen Apartments. Additionally, TEG SPV, through its subsidiaries, is licensed to use the Hilton and Wyndham trademarks at the respective hotels; provided, however, that the applicable sublicense rights for the Wyndham trademarks become effective only upon state registration with the Ministry of Justice of the Republic of Uzbekistan. An application for registration was filed on September 25, 2026, and registration is currently pending.

Certificates and Licenses

TEG SPV’s operations are subject to governmental laws, regulations, permits, approvals, certificates and licenses in Uzbekistan. Material licenses, permits and approvals include TEG SPV Certificate of registration No. 2980923, issued by the Public Services Center of Yashnobod District, Tashkent City, on October 20, 2025 for an indefinite term. TEG SPV believes that it is in material compliance with applicable requirements.

Employees

As of August 31, 2026, TEG SPV had 16 employees; ADW had approximately 497 employees, 28 of which are independent contractors operating on the basis of civil law contracts; CLH had approximately 141 employees, 56 of which are independent contractors operating on the basis of civil law contracts; and CAEX LLC had approximately 137 employees, 60 of which are independent contractors operating on the basis of civil law contracts. All of TEG SPV and its subsidiaries’ employees are located in Uzbekistan.

TEG SPV believes that it and its subsidiaries maintain a good working relationship with their employees, and TEG SPV and its subsidiaries have not experienced material labor disputes in the past. None of its employees are represented by labor unions.

History and Organization

TEG SPV was formed on October 20, 2025 as a holding company. In September 2026, TEG SPV underwent a change in shareholding structure. As of the date of this Information Statement, TEG Parent, the Individual Seller, and Wellmore own 67.99999012%, 32.00000000%, and 0.00000988% of the participatory interests in TEG SPV, respectively. Wellmore is 100% owned by TEG Parent.

ADW was incorporated on December 6, 2017 and TEG SPV became its 100% owner on December 22, 2025. CLH was incorporated on December 2, 2025, and TEG SPV became its 100% owner on December 19, 2025. CAEX was incorporated on December 2, 2025, and TEG SPV became its 100% owner on December 12, 2025.

Below is an illustration of the corporate structure of TEG SPV as prior to the Closing

TEG SPV Properties

TEG SPV’s principal executive office is located at 64/2 Mahtumquli Street, Yashnobod District, Tashkent, 2K, 100000. TEG SPV leases the office space of approximately 194 square feet at this location for its corporate operations from Way II Management LLC for a monthly rent of $135, with the lease expiring on October 31, 2026.

TEG SPV’s hotel and exhibition center properties are listed as below. TEG SPV, through its subsidiaries, owns each of such properties.

			Meeting, Exhibit and
			Pre-Function Space
Property	Location	Rooms	(sq. ft.)
Hilton Tashkent	1 Ukchi Street, Tashkent, 100027, Uzbekistan	258	490,884
Wyndham Bukhara	Alisher Navoi Avenue 8, Bukhara, 200100, Uzbekistan	212	252,944
Central Asian Expo	1 Milliy Bog Street, Mirzo Ulugbek District, Tashkent, Uzbekistan	-	220,502

Legal Proceedings

TEG SPV and its subsidiaries are involved from time to time in claims and lawsuits incidental to the ordinary course of their businesses, such as personal injury actions by guests and employees and complaints alleging employee discrimination. TEG SPV maintains various insurance policies, including general liability, property damage, workers’ compensation and business interruption insurance, which it believes provide adequate coverage for these claims. Neither the Company nor TEG SPV is currently a party to any pending material legal proceedings, and, to the knowledge of management, no material legal proceedings have been threatened against the Company or TEG SPV.

Laws and Regulations

TEG SPV and its Operating Subsidiaries are subject to various laws and regulations of the Republic of Uzbekistan governing their corporate activities and business operations. The principal applicable laws and regulatory requirements include, without limitation, those described below.

Corporate Regulation. TEG SPV and its Operating Subsidiaries are established as limited liability companies under Uzbek law. Their corporate activities are primarily governed by the Civil Code of the Republic of Uzbekistan and Law No. ZRU-1137 dated April 21, 2026, “On Limited Liability Companies”, which regulate, among other matters, corporate governance, the rights and obligations of participants, the transfer of participatory interests, the distribution of net profit, and corporate reorganization and liquidation.

Hospitality and Tourism Regulation. The operation of Hilton Tashkent and Wyndham Bukhara is primarily subject to Law No. ZRU-549 dated July 18, 2019, “On Tourism”, and Resolution No. 433 of the Cabinet of Ministers dated July 10, 2020, which, among other matters, establishes rules for the provision of accommodation services in Uzbekistan. These regulations govern the provision of hotel services, requirements applicable to accommodation facilities, and the protection of guests' rights. Accommodation facilities are also subject to mandatory certification requirements under Uzbek law.

Food and Beverage, Health and Safety Regulation. The food and beverage operations of the Operating Subsidiaries are subject to applicable sanitary, hygiene and food safety requirements, including Law No. ZRU-393 dated August 26, 2015, “On Sanitary and Epidemiological Welfare of the Population”, and the rules governing the production and sale of catering products and services approved by Resolution No. 75 of the Cabinet of Ministers dated February 13, 2003. The Group’s properties and operations are also subject to fire safety requirements under Law No. ZRU-226 dated September 30, 2009, “On Fire Safety”, and applicable occupational health and safety regulations.

Exhibition and Event Operations. CAEX’s activities involving the operation of exhibition facilities and the organization of exhibitions, conferences and other events are subject to applicable civil, commercial and public safety regulations. Certain events may also be subject to the Rules for Conducting Mass Events approved by Resolution No. 205 of the Cabinet of Ministers dated July 29, 2014, which establish permit requirements and rules relating to public order and safety for events falling within their scope.

Other Applicable Regulations. TEG SPV and its Operating Subsidiaries are also subject to generally applicable Uzbek legislation, including Law No. ZRU-701 dated July 14, 2021, “On Licensing, Permitting and Notification Procedures”, the Labor Code of the Republic of Uzbekistan, Law No. ZRU-547 dated July 2, 2019, “On Personal Data”, and Law No. 221-I dated April 26, 1996, “On Protection of Consumer Rights”. The use of trademarks, including the Hilton and Wyndham brands, is governed by applicable intellectual property legislation, including Law No. 267-II dated August 30, 2001, “On Trademarks, Service Marks and Appellations of Origin of Goods”. The Group is additionally subject to applicable taxation, real estate, land use and environmental regulations in connection with its business operations.

RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information contained in this Information Statement, stockholders should carefully consider the following risks in evaluating the Company and the matters described herein. If any of the following risks actually occur, as well as other risks not currently known to us or that we currently consider immaterial, our business, operating results and financial condition could be materially adversely affected. As a result, the trading price of our Common Stock could decline, and stockholders may lose all or part of their investment in our Common Stock.

The risks discussed below also include forward-looking statements, and our actual results may differ materially from those discussed in these forward-looking statements. See “CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS” in this Information Statement. In assessing the risks described below, you should also consider the other information contained in this Information Statement, including our financial statements and the related notes thereto.

Risks Related to Our Industry, Business and Operations

Our revenues are concentrated in a small number of properties, so any disruption at one asset could disproportionately affect us.

Substantially all of our revenue is generated by Hilton Tashkent, Wyndham Bukhara, and Central Asian Expo. Because our portfolio is not broadly diversified, an adverse event affecting any single property — including physical damage, closure for renovation, loss of a brand affiliation, a localized decline in demand, or a health, safety or security incident — could have a materially greater impact on our operating results and financial performance than it would for a company with a larger, more geographically diverse portfolio.

Our operating results depend on demand for travel, tourism, meetings and events, which is sensitive to conditions largely outside its control.

Demand for our Operating Subsidiaries’ rooms, function space and events depends on general economic conditions, business and consumer confidence, the strength of the market of the MICE industry, travel patterns, and factors such as economic downturns, currency movements, changes in disposable income, fuel and airfare costs, geopolitical instability, terrorism, civil unrest, and public-health emergencies or travel restrictions. Many of these factors are unpredictable. A significant or prolonged decline in travel or group-meeting demand, regardless in Uzbekistan, the Central Asian region, or globally, may reduce the occupancy, rates and event bookings of our properties and materially harm its business.

We depend on franchise agreements with Hilton and Wyndham to operate its hotel properties.

Our subsidiaries, ADW and CLH have agreements with Hilton and Wyndham, respectively, to operate the hotels under the respective agreements and to operate their properties under the brand names. To maintain the brand names, ADW and CLH are required to perform certain obligations and meet certain requirements as set forth in the agreements. Any failure to deliver quality service, maintain the brands’ reputation, perform the required obligations, or the loss, non-renewal, breach or early termination of a management or franchise agreement, could materially harm our hotel business operations and financial conditions.

Our meetings and convention business depends on group booking cycles that are volatile and booked well in advance.

A significant portion of our business, particularly at the Central Asian Expo, comes from group and convention customers who often book event space several months in advance. Booking pace, cancellations, attrition and shifts in the size or timing of events can cause our results to vary significantly from period to period and can make forecasting difficult. Economic uncertainty, corporate travel policies, or competition from other venues could reduce future group bookings and the associated rooms, food-and-beverage and banquet revenue.

AFKA Dream World LLC (“ADW”) has guaranteed a substantial third-party debt obligation, which could materially adversely affect our financial condition, results of operations and liquidity.

In March 2025, ADW guaranteed the obligations of a related party under a $100,000,000 term facility with Halyk Bank of Kazakhstan and repledged material assets that also secure ADW’s own indebtedness. The borrower is under the common control of ADW’s ultimate beneficial owner but is not part of ADW.

If the borrower fails to satisfy its obligations under the facility, the lender may seek payment directly from ADW. ADW’s maximum potential exposure under the guarantee is $100,000,000, plus accrued interest, fees, costs and penalties, which substantially exceeds its stockholders’ equity. Any enforcement of the guarantee or the related collateral could require ADW to use significant financial resources, incur additional indebtedness, dispose of assets, or divert resources from its operations and growth initiatives. As a result, any demand under the guarantee could have a material adverse effect on our business, financial condition, results of operations, cash flows and prospects.

Ours properties are geographically concentrated in Uzbekistan, exposing us to regional risks.

All of our properties are located in Uzbekistan, with both Hilton Tashkent and Central Asian Expo in Tashkent city. As a result, adverse conditions affecting Uzbekistan, including local economic downturns, changes in local regulation or taxation, infrastructure limitations, natural disasters, or reductions in inbound tourism to Uzbekistan, could affect our properties more severely than a geographically diversified portfolio.

Our business is seasonal, and its fixed costs limit its ability to reduce expenses when demand declines.

TEG SPV’s properties’ occupancy level, average daily rate and event volumes vary by season and by the group-meeting calendar, so its revenues and cash flows are uneven across the year. A large portion of our operating costs is fixed, and it may be unable to reduce those costs quickly in response to a shortfall in demand. As a result, a decline in revenue during a peak period, or an unexpected event during a high-demand season, could have a disproportionate effect on its annual results.

The hospitality and real estate businesses are capital-intensive, and real estate investments are illiquid.

Owning and operating hotels and a convention center requires ongoing capital for maintenance, brand-standard compliance and periodic renovation. At the same time, real estate investments are relatively illiquid and, in Uzbekistan, may be further constrained by restrictions on foreign ownership and on the transfer of land-use rights. If we are not able to fund the required capital expenditures, or to sell or refinance a property promptly on favorable terms in response to changing conditions, our financial condition and results of operations could be adversely affected.

We face significant competition, and new supply could reduce its occupancy and rates.

Our Operating Subsidiaries compete with other hotels and conference centers operating in Uzbekistan, including Swissotel, JW Marriott, Mercure Tashkent North, local hotel brands, and conference and other exhibition centers on the basis of location, brand, quality and amount of function space, service, price and the ability to accommodate an entire event in one location. New hotel or venue supply in our markets, aggressive pricing by competitors, or the growth of alternative lodging and virtual-meeting options could reduce its occupancy, rates and event bookings.

Damage to our reputation or to the brands under which our properties operate could harm our business.

Our success depends on the reputation of our properties and of the brands under which they operate. Negative publicity relating to service quality, safety or security incidents, health matters, data breaches, environmental or labor issues, or conduct by a subsidiary or by us, including through social media, could reduce demand and harm our operating results, even if the underlying claims are unfounded.

Our operation and profitability depend on the availability of qualified personnel, and rising labor costs could reduce our profit margins.

The operation of our hotels and conference center depends on attracting, training and retaining qualified management and hospitality staff. Competition for talent, wage increases, changes in labor laws, and any labor disputes or work stoppages could increase our costs or disrupt operations. We also depend on the continued service of certain senior executives, the loss of whom could adversely affect its operations.

We and ours subsidiaries rely on information technology, and any failure or security breach could disrupt our business and expose us to liability.

Our properties depend on information technology systems including reservation, property-management, event-management, payment and financial systems, many of which are provided and controlled by third parties. A failure, interruption, ransomware attack or security breach of these systems could disrupt operations, compromise guest, employee or business data, and expose us to remediation costs, regulatory penalties, litigation and reputational harm. Cyber threats are constantly evolving and may not be detected or prevented.

Changes in privacy and data-protection laws could increase our costs and exposure.

We and our subsidiaries collect and process personal data of guests and employees and are subject to privacy and data-protection laws in Uzbekistan and, potentially, other jurisdictions from which their guests originate. These laws are evolving and may impose data-localization, consent, breach-notification and cross-border-transfer requirements. Compliance may be costly, and any actual or alleged violation could result in fines, litigation and reputational harm.

Our insurance may not cover all losses, and catastrophic events could exceed its coverage.

We and our subsidiaries maintain insurance of the types and in the amounts that we believe are customary for our industry, but such coverage is subject to limits, deductibles and exclusions. Certain events such as earthquakes, floods, fires, pandemics, acts of terrorism or war, and business interruption, may be uninsurable, underinsured or subject to coverage disputes. A significant uninsured or underinsured loss could materially harm our financial condition.

Our properties are subject to environmental, health and safety regulation that could impose significant liability.

Our properties are subject to environmental, building, fire, health and safety laws and regulations, and we may be liable for the costs of investigating and remediating hazardous or toxic substances at properties that our subsidiaries own or operate, regardless of fault. The presence of such conditions, or the failure to comply with applicable requirements, could result in fines, remediation costs, restrictions on use, and reduced value of, or ability to finance, the affected property.

Failure to protect the trademarks and other intellectual property used in our business could harm it.

Our business relies on brand names, trademarks and other intellectual property, specifically the Hilton and Wyndham brands pursuant to the respective franchise and license agreements. If our subsidiaries fail to protect such intellectual property, or if we or our subsidiaries are found to infringe the rights of others, the value of the affected brands could decline and our business could be harmed.

Risks Related to Our Operations in Uzbekistan

Economic, political and social developments in Uzbekistan and Central Asia could adversely affect our business.

Substantially all of our operations and assets are located in Uzbekistan, an emerging market. Emerging markets are subject to greater risks than more developed markets, including economic instability, high or volatile inflation and interest rates, currency fluctuations, changes in government policy or leadership, political or social instability, regional tensions, and shifts in trade or tourism policy. Any of these developments, in Uzbekistan or Central Asia, could reduce demand for our properties, increase its costs, impair its assets, or otherwise materially harm us, and could be difficult to predict or mitigate.

Fluctuations in the value of the Uzbekistan soum, and restrictions on currency conversion, could adversely affect TEG SPV.

TEG SPV’s functional currency is the Uzbekistan soum, although TEG SPV’s reporting currency is U.S. Dollars. Depreciation or volatility of the soum against U.S. Dollars could increase our costs, reduce the reported value of its revenues and assets, and make it more difficult to service any hard-currency obligations. In addition, under Uzbek foreign exchange regulations, while there are no quantitative limits on converting soum into foreign currency, corporate conversions are strictly purpose-driven and require a formal application with supporting documentation. Purchased foreign currency must be used for its stated purpose within seven business days of receipt or otherwise resold to the commercial bank.

Uzbekistan’s legal and regulatory system is still developing, and changes in law or inconsistent enforcement could harm us.

The legal and regulatory framework in Uzbekistan continues to develop and may be less predictable than in more established jurisdictions. Laws and regulations, including those governing foreign investment, real property and land use, hospitality and tourism, licensing, currency controls, taxation, competition, labor, and the environment may change, sometimes with limited notice or retroactive effect, and may be subject to inconsistent or unpredictable interpretation and enforcement. Judicial and administrative processes may be less developed, and we may have limited or uncertain recourse. Any of these factors could increase our compliance costs and create uncertainty about its rights and obligations.

Our rights to the land on which our properties are subject to restrictions of Uzbek laws and regulations.

In Uzbekistan, legal entities may hold land parcels under the right of ownership, permanent use, or lease. Foreign citizens and legal entities, stateless persons, and enterprises with foreign investment may own land parcels only under a lease. Any revocation, non-renewal, adverse modification or reinterpretation of these rights, or any change in the law governing them, could impair our ability to operate or finance the affected property and could materially harm us.

It may be difficult for investors to enforce judgments in Uzbekistan.

Our Operating Subsidiaries are organized under the laws of the Republic of Uzbekistan, where substantially all of our assets are located and our directors and officers are resided. As a result, it may be difficult or impossible for investors to enforce judgments obtained in U.S. courts in Uzbekistan. Uzbekistan may not have treaties providing for the reciprocal recognition and enforcement of foreign judgments, and local courts may decline to enforce them.

We may be subject to anti-corruption, sanctions and export-control risks.

We may be subject to anti-bribery and anti-corruption laws, including the U.S. Foreign Corrupt Practices Act and applicable Uzbek law, as well as economic-sanctions and export-control regimes administered by the United States, the European Union and others. Operating in an emerging market like Uzbekistan, and interacting with government authorities and third-party intermediaries, increases the risk of actual or alleged violations. Any violation, or the imposition of new sanctions affecting Uzbekistan or the region or persons with whom we deal, could result in penalties, restrictions on its business, and reputational harm, notwithstanding its compliance efforts.

Changes in Uzbekistan tax law or its administration could increase our tax burden.

Our operations are subject to corporate income tax, value-added tax, tourism or hotel levies, property and land-related charges, and withholding taxes on dividends, interest and certain payments in Uzbekistan. Tax law and its administration in emerging markets can change frequently and may be applied inconsistently or retroactively. The reduction, expiration or loss of any tax incentives available to tourism or hospitality investments, or an adverse tax assessment, audit or reinterpretation, could increase its tax burden and harm our results.

Our growth depends in part on the continuation of government policies that support tourism.

There is no assurance that the Uzbekistan government will enact or continue policies that favor tourism and the hospitality and MICE industries or that they will achieve their intended effects. A reversal of, or reduction in, government support for tourism, or a deterioration in Uzbekistan’s attractiveness as a destination, could reduce demand for our properties.

Risks Related to the Share Exchange Transaction

We may not realize the anticipated benefits of the Share Exchange Transaction, and our ability to successfully operate and grow the business following the consummation of the Share Exchange Transaction is not guaranteed.

Following the consummation of the Share Exchange Transaction, our ability to achieve the anticipated benefits of the transaction will depend on a number of factors, including our ability to effectively manage the combined operations, retain key personnel, execute our business strategy and address operational and other challenges that may arise.

In addition, following the consummation of the Share Exchange Transaction, we may experience the departure of certain key personnel of TEG SPV or the Company. The loss of the services of key personnel, or our inability to recruit and retain qualified personnel, could materially adversely affect the business, operations, financial condition and prospects of the Company following the Share Exchange Transaction. If we are unable to successfully operate and grow the acquired business or realize the anticipated benefits of the Share Exchange Transaction, our business, financial condition and results of operations could be materially adversely affected.

If the anticipated benefits of the Share Exchange Transaction do not meet the expectations of investors, stockholders or securities analysts, the market price of our Common Stock may decline.

The market price of our Common Stock following the consummation of the Share Exchange Transaction may be affected by whether the Share Exchange Transaction and the anticipated benefits thereof meet the expectations of investors, stockholders and securities analysts. If we do not achieve the operational, financial or strategic benefits anticipated from the Share Exchange Transaction, or if such benefits are realized more slowly than expected, the market price of our Common Stock could decline.

In addition, if an active trading market for our Common Stock develops and is sustained, the trading price of our Common Stock may be volatile and subject to significant fluctuations in response to a variety of factors, many of which are beyond our control, including our operating results, changes in expectations regarding our business and prospects, developments affecting TEG SPV or the industries in which it operates, general economic and market conditions, and changes in securities analysts’ estimates or recommendations. Any of these factors could have a material adverse effect on the market price of our Common Stock, and stockholders may lose all or a substantial portion of their investment.

Risks Related to Our Securities

Our common stock is currently quoted on the OTC Markets – OTCID Basic Market, which may further restrict the marketability of our shares.

OTC Markets designates OTC Markets issuers based on the quality and quantity of public disclosure available. Our Common Stock is currently quoted on the OTCID Basic Market which is the second to lowest tier of OTC Markets and signifies that while we meet OTC Market’s standards for current information, our Common Stock is not currently qualified for quotation on the higher tiered OTCQB Venture Market or the OTCQX Best Market. Quotation and trading on the OTCID Basic Market may cause investors and broker-dealers to be less willing to transact in our shares, further reducing liquidity and adversely affecting our share price. Although we are attempting to reinstate the quotation of our common stock on the OTCQB, as soon as possible, there can be no assurance that the OTC Markets will approve our application or that we will satisfy all applicable OTCQB requirements. There can be no assurance that we will be able to improve the quotation of our shares of Common Stock to a higher tier, including OTCQB, or gain a listing on Nasdaq or any other national securities exchange.

The limited public trading market may cause volatility in our stock price.

The quotation of our Common Stock on the OTCID Basic Market does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of smaller companies like us. Our Common Stock is thus and will be subject to significant volatility. Sales of substantial amounts of our Common Stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our Common Stock.

An active and visible trading market for our Common Stock may not develop.

We cannot predict whether an active market for our Common Stock will develop in the future. In the absence of an active trading market:

●	investors may have difficulty buying and selling or obtaining market quotations;

●	market visibility for our Common Stock may be limited; and

●	a lack of visibility for our Common Stock may have a depressive effect on the market price for our Common Stock.

The OTCID Basic Market is an unorganized, inter-dealer, over-the-counter market that provides significantly less liquidity than the Nasdaq Stock Market or the New York Stock Exchange. The trading price of the Common Stock is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts’ earnings estimates, announcements by us or our competitors, general conditions in the industry in which we operate and other factors. These fluctuations, as well as general economic and market conditions, may have a material adverse effect on the market price of our Common Stock.

Our controlling stockholder may exercise significant influence over us and may be subject to conflicts of interest.

Mr. Jakhongir Abidovich Artikkhodjaev, through TEG Parent, beneficially owns approximately 68.30% of our outstanding Common Stock, and his daughter, Ms. Irodakhon Abduvakhitova, a member of our Board, owns approximately 31.14%. Mr. Artikkhodjaev thus has the power, on his own, to determine the outcome of any corporate transaction or other matters submitted to our stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, election of directors, approval of equity incentive plans and other significant corporate actions, and such actions may be taken by written consent without a meeting of stockholders. Mr. Artikkhodjaev also has the power to prevent or cause a change in control. In addition, Mr. Artikkhodjaev controls entities that are not part of the Company but are significant counterparties of TEG SPV, including borrowers under loans made by TEG SPV and the borrower under the $100 million facility guaranteed by TEG SPV. His interests may differ from the interests of our other stockholders, which may cause him to be faced with conflicts of interest that may not be resolved in favor of or to the satisfaction of our minority stockholders.

Compliance with changing regulation of corporate governance and public disclosure, and our management’s inexperience with such regulations, will result in additional expenses and creates a risk of non-compliance.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002 and related SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the public markets and public reporting. Our management team will need to invest significant management time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities. In addition, our management is located in Uzbekistan and has limited experience with compliance with U.S. laws, including securities laws. This inexperience may cause us to fall out of compliance with applicable regulations, which could adversely affect our business, financial condition and the market price of our Common Stock.

STWI Management’s Discussion and Analysis of Financial Condition and Results of Operations

Business Overview

StageWise Strategies Corp. (the “Company”, “us,” “our,” “we”) is a Nevada-based corporation specializing in search engine optimization (SEO) services that help entrepreneurs and businesses improve their online visibility. Our primary goal is to enhance clients’ search engine rankings through targeted keyword analysis and website optimization strategies.

We aim to generate revenue by offering tailored SEO solutions that support both emerging startups and established companies in attracting organic traffic and expanding their digital reach.

Our primary revenue sources encompass:

Subscription-Based API Tool: Entrepreneurs managing multiple concurrent projects can leverage our subscription-based API tool, offering an expanded query quota. Users subscribe to this tool, paying a recurring fee, granting them access to advanced features and the capability to export acquired keywords for various applications.

Users can access our service through our Company’s website, where they discover comprehensive information on our offerings, pricing plans, and a user-friendly contact interface for plan selection. Revenue is derived from fees associated with platform access.

We offer three-tiered subscription-based monthly plans: Basic, Standard, and Premium. Each plan carries a recurring fee, granting users access to progressively advanced features, higher request allowances, and enhanced functionality. Clients pay for their selected plan, aligning with their specific promotional requirements.

Change of Control

Effective as of June 5, 2026, there was a change of control of the Company. Approximately 74.2% of the Company’s then issued and outstanding shares of Common Stock were acquired by a foreign individual from two of our stockholders. Upon such acquisition, all of the then serving directors and officers of the Company resigned and were replaced by the following officers and directors:

Name	Position
Elmurod Sopiev	Chief Executive Officer
Temur Zokirov	Chairman of the Board, Chief Financial Officer and Secretary
Bahtiyor Kadirov	Director
Elina Davidyan	Director

More information on the change of control and the new officers and directors is provided in our Current Report on Form 8-K filed with the SEC on June 11, 2026.

Results of Operations

Three months ended June 30, 2026 compared to June 30, 2025

Revenue

Total revenue for the three months ended June 30, 2026 and 2025 was $11,307 and $8,196, respectively, an increase of $3,111 or 38% between the comparable periods as a result of execution of existing contracts.

Operating expenses

Total expenses for the three months ended June 30, 2026 were $18,790, comprised of office rent $142, office expenses $160, bank service charges $16, depreciation expense $10,114 and professional fees $8,358.

Total expenses for the three months ended June 30, 2025 were $61,236, comprised of office rent $442, bank service charges $88, dues & subscriptions $30, depreciation expense $9,924, professional fees $22,953, website CRO expenses $9,000, website technical support $3,000, SEO services $4,251, marketing services $8,748 and server lease $2,800.

The decrease in operating expenses of $42,446 or 69%, during the comparable periods mainly reflects a significant decrease in professional fees and absence of website CRO expenses, SEO services, server lease and marketing expenses during the three months ended June 30, 2026.

Net Income (Loss)

For the three months ended June 30, 2026 and 2025, the Company recorded a net loss of $7,483 and $53,040, respectively, a decrease of $45,557 or 86% between the comparable periods. Such a significant decrease was due to 38% increase in revenues and 69% decrease in operating expenses.

Nine months ended June 30, 2026 compared to June 30, 2025

Revenue

Total revenue for the nine months ended June 30, 2026 and 2025 was $55,774 and $77,886, respectively, a decrease of $22,112 or 28% between the comparable periods as a result of execution of existing contracts.

Operating expenses

Total expenses for the nine months ended June 30, 2026 were $68,944, comprised of office rent $353, office expenses $160, bank service charges $24, business licenses and permits $150, depreciation expense $30,344, professional fees $37,836, SEO services $803, marketing services $4,568, server lease $2,707 and website and API expenses $4,000. A refund of $12,000 was also received for website technical support following the termination of the Agreement.

Total expenses for the nine months ended June 30, 2025 were $115,208, comprised of office rent $542, bank service charges $361, dues and subscriptions $30, business licenses and permits $200, depreciation expense $23,692, professional fees $42,452, website CRO expenses $9,000, website technical support $3,000, SEO services $9,919, marketing services $20,412 and server lease $5,600.

The decrease in operating expenses of $46,264 or 40%, during the comparable periods mainly reflects a significant decrease in professional fees, website CRO expenses, SEO services, server lease, marketing expenses and refund of website technical support, offset by increase in depreciation and Website and API expenses.

Net Income (Loss)

The change from $37,322 of net loss for the nine months ended June 30, 2025 to net loss of $13,170 for the same period in 2026, was mainly attributable to decrease in operating expenses in 2026, which was partially offset by decrease in total revenue.

Liquidity and Capital Resources

During the three months ended June 30, 2026 and 2025, the Company incurred operating losses of $7,483 and $53,040, respectively, and during the nine months ended June 30, 2026 and 2025, the Company incurred operating losses of $13,170 and $37,322, respectively, and had an accumulated deficit of $125,534 as of June 30, 2026. Since its inception, the Company has incurred operating losses and negative cash flows. The Company expects to continue to incur net losses as it continues to grow and scale its business. As of June 30, 2026, we had cash and cash equivalents of $44,485.

Although the Company has had recurring losses each year since inception, the Company plans to fund its operations and capital funding needs for the next 12 months through a combination of private and public equity and debt offerings, or a combination thereof, from existing and/or new investors, including related parties. We have limited financial resources available, which has had an adverse impact on our liquidity, activities and operations. Without realization of additional capital, it would be unlikely for us to continue as a going concern. In order for us to remain a going concern, we will need to obtain additional capital as mentioned above. The ability to raise necessary financing will depend on many factors, including the nature and prospects of any business to be acquired and the economic and market conditions prevailing at the time financing is sought. No assurances can be given that any necessary financing can be obtained on terms favorable to us, or at all. See Note 2 to our financial statements included in this Information Statement and the report of the Company’s independent accounting firm included in the Company’s audited financial statements for the fiscal year ended September 30, 2025, which raises substantial doubt about the Company’s ability to continue as a going concern.

Operating Activities

For the nine months ended June 30, 2026, net cash provided by operating activities was $38,301 compared to net cash used in operating activities of $40,845 for the nine months ended June 30, 2025.

Investing Activities

For the nine months ended June 30, 2026 and 2025, net cash used in investing activities was $0 and $82,450, respectively.

Financing Activities

For the nine months ended June 30, 2026 and 2025, net cash provided by financing activities was $1,611, compared to $112,180 for the nine months ended June 30, 2025. Such changes were due to the fact there were no share issuances during the nine months ended June 30, 2026 and only minor proceeds and payments related to the Loan from Related Parties.

Current Financial Condition

As of June 30, 2026, we have generated revenue in the amount of $55,774. The Company issued no shares of common stock during the nine months ended June 30, 2026, although it received a $44,500 deposit toward a $250,000 Share Subscription Agreement on June 30, 2026. Please refer to our financial statements contained herein for more detailed information.

Off-balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

Critical Accounting Policies and Estimates

Refer to Note 3 in the notes accompanying unaudited condensed financial statements.

Fiscal year ended September 30, 2025 compared to fiscal year ended September 30, 2024

During the years ended September 30, 2025 and 2024 we have generated $95,409 and $9,007 in revenues, respectively.

Our net loss for the fiscal year ended September 30, 2025 was $74,758 compared to a net loss of $30,616 during the fiscal year ended September 30, 2024.

Operating expenses incurred were $170,170 during fiscal year ended September 30, 2025 compared to $39,630 during fiscal year ended September 30, 2024.

Liquidity and Capital Resources

Fiscal year ended September 30, 2025 and 2024

As of September 30, 2025, our total assets were $164,867 consisting of $4,573 current assets, $8,078 other assets and $152,216 intangible assets. As of September 30, 2024 our total assets were $115,744 consisting of $11,343 cash and $104,401 intangible assets.

Operating Activities

For the years ended September 30, 2025 and 2024, net cash used in operating activities was $48,500 and $12,217, respectively.

Investing Activities

For the years ended September 30, 2025 and 2024, net cash used in investing activities was $82,450 and $88,900, respectively.

Financing Activities

For the years ended September 30, 2025 and 2024, net cash provided by financing activities was $124,180 and $111,850, respectively from director’s loan and capital stock.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANACIAL CONDITION AND RESULTS OF OPERATIONS OF TEG SPV

The following discussion and analysis of our financial condition and results of operations should be read together with our combined financial statements and the related notes included elsewhere in this information statement. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in this information statement. In this section, the “Group.” “we”, “us,” or “our”, refers to TEG SPV and its subsidiaries.

Overview

TEG SPV is a hospitality and exhibition group operating in the Republic of Uzbekistan. TEG SPV operates in the hospitality and exhibition segments, via three core properties including two hotels and one exhibition center:

●	Hilton Tashkent, a full-service, five-star hotel in Tashkent operated by ADW under a franchise agreement with the Hilton brand, providing accommodation, food and beverage services, events and ancillary hospitality services;

●	Wyndham Bukhara, a full-service, four-star hotel in Bukhara operated by CLH under a franchise agreement with the Wyndham brand, providing accommodation, food and beverage services, events and ancillary hospitality services; and

●	Central Asian Expo, an exhibition and events venue operated by CAEX, providing rental of exhibition space together with related event organization and support services.

We generate revenue from the following principal streams: rooms (accommodation), food and beverage, events, and other services such as laundry, spa, gym, parking and the rental of facilities and office space. We manage our business through two reportable segments, Hospitality and Exhibition, which reflect the manner in which our chief operating decision maker evaluates performance and allocates resources.

For the six months ended June 30, 2026, we generated revenue of $17,375 thousand and net income of $3,606 thousand, compared with revenue of $18,525 thousand and net income of $5,152 thousand for the six months ended June 30, 2025. For the fiscal year ended December 31, 2025, we generated revenue of $42,910 thousand and net income of $14,364 thousand, compared with revenue of $35,173 thousand and net income of $4,552 thousand for the fiscal year ended December 31, 2024. As of June 30, 2026, we had total assets of $124,690 thousand and total shareholders’ equity of $85,201 thousand, compared with total assets of $135,158 thousand and total shareholders’ equity of $88,668 thousand as of December 31, 2025.

Reorganization and Basis of Presentation

TEG SPV was established in October 2025 to serve as a holding company. TEG SPV is owned by TEG Parent, the Individual Seller, and Wellmore, each of which is controlled by Mr. Jakhongir Abidovich Artikkhodjaev (the ultimate beneficial owner or “UBO”). During the fourth quarter of 2025, we undertook a legal restructuring to create a unified holding structure, which involved the establishment of TEG SPV together with two new subsidiaries. As part of the restructuring, each of ADW, CLH, and CAEX became a wholly owned subsidiary of TEG SPV.

Our combined financial statements have been prepared to present the financial position, results of operations and cash flows of the aforementioned entities, which are under the common control of the UBO, as if they had operated as a single economic reporting entity for all periods presented, applying consolidation principles by analogy, as no single legal parent entity directly controlled all of the entities included in the Group during 2024 and 2025. All intercompany balances and transactions have been eliminated in full upon combination, and transactions between entities under common control have been reflected at their carrying amounts at the date of transfer, with no step-up to fair value. Accordingly, our combined financial statements do not necessarily represent the financial position, results of operations or cash flows that we would have reported on a stand-alone consolidated legal basis, and they may not be indicative of our future performance following completion of the restructuring and operation of the Group under its current legal structure.

The functional currency of each entity within the Group is the Uzbek Soum (“UZS”), which reflects the primary economic environment in which each entity generates and expends cash. Our reporting currency is the U.S. Dollar. Assets and liabilities are translated at period-end exchange rates, and income and expenses at average rates for the period, with resulting translation differences recognized in other comprehensive income and accumulated within shareholders’ equity.

Key Factors Affecting Our Results of Operations

Tourism and overall travel demand

Our revenue is substantially derived from hotel room occupancy, food and beverage sales, and events and exhibition activity, each of which is sensitive to inbound and domestic travel demand, regional business activity, and the calendar of conferences, exhibitions and other events hosted in Tashkent and Bukhara.

Hotel demand, occupancy and pricing in our markets

Our hospitality results depend principally on the number of rooms we sell and the rates we achieve. Both are sensitive to the supply of competing hotel rooms in Tashkent and Bukhara, to corporate and group demand, and to broader travel patterns. During the six months ended June 30, 2026, rooms sold at Hilton Tashkent declined to 27,193 from 29,409 in the comparable prior-year period, and occupancy declined to approximately 58% from approximately 63%. Management attributes the decline principally to the entry of new luxury supply in Tashkent, including Swissotel, JW Marriott and Mercure Tashkent North, to aggressive pricing by an existing competitor, and to the cancellation and postponement of corporate projects. We expect competition for rooms and events business in Tashkent to remain intense as additional international-branded supply enters the market.

Seasonality

Our business is seasonal. Demand for accommodation, food and beverage and events services is materially lower in the first quarter than in the balance of the year, particularly in Bukhara, where the first quarter is a low-demand period. Revenue for the three months ended June 30, 2026 represented approximately 65% of revenue for the six months ended June 30, 2026. Because a substantial portion of our operating cost base does not vary with occupancy, our margins compress significantly in low-demand periods and expand in high-demand periods. Results for any interim period are therefore not necessarily indicative of results to be expected for a full year.

Timing of the exhibition calendar

Revenue in our exhibition segment depends on the number, scale and timing of exhibitions and events held at our venue in a given period. The exhibition calendar is not evenly distributed across the year and shifts between periods. A significant number of events held in the first and second quarters of 2025 were scheduled later in 2026, which reduced Exhibition segment revenue for the six months ended June 30, 2026 relative to the comparable prior-year period. Period-over-period comparisons of Exhibition segment revenue are therefore materially affected by calendar timing rather than by underlying demand.

Operating leverage and cost structure

A substantial portion of our cost of sales — including operational payroll, depreciation, royalty expense and utilities — is fixed or semi-fixed over the short term. As a result, changes in revenue have a disproportionate effect on gross profit and operating income. In the six months ended June 30, 2026, revenue declined 6.2% while cost of sales increased 6.8%, and gross margin declined to 38.4% from 45.9%.

Foreign currency exposure

Substantially all of our revenue and operating costs are denominated in UZS, while our principal borrowings are denominated in U.S. dollars. Movements in the UZS/U.S. Dollar exchange rate therefore affect both the translation of our results into our reporting currency and the remeasurement of foreign-currency monetary balances, which is recognized in net foreign exchange gain or loss. We recorded a net foreign exchange loss of $324 thousand for the six months ended June 30, 2026, compared with a net foreign exchange gain of $688 thousand for the six months ended June 30, 2025, a period-over-period swing of $1,012 thousand. As of June 30, 2026, our net foreign-currency monetary liability position was $26,663 thousand, compared with $32,462 thousand as of December 31, 2025.

Capital structure and financing costs

We have historically funded capital expenditures and working capital needs through a combination of operating cash flow, loans payable to Halyk Bank of Kazakhstan (“HBK”), and capital contributions from and balances with related parties under common control of the UBO.

Taxation

We are subject to Uzbek corporate income tax at a statutory rate of 15%. ADW, the entity that owns and operates Hilton Tashkent, was granted an exemption from all types of taxes, including value-added tax and income tax, under a Presidential Decree issued in 2017 in relation to its construction and operation; that exemption was valid through January 1, 2025. The expiry of the exemption, together with the recognition of deferred taxes, affects the comparability of our effective tax rate across periods.

Concentration risk

We conduct all of our operations in Uzbekistan, and a portion of our revenue and receivables has historically been concentrated with a single customer, SKY EVENTS LLC, which accounted for approximately 12% of our total revenue for the fiscal year ended December 31, 2025.

Components of Our Results of Operations

Revenue

Room (accommodation) revenue relates to the provision of lodging services and is recognized over time, on a daily basis, as rooms are occupied. Where bookings include breakfast, the transaction price is allocated between lodging and breakfast using the residual approach. For non-refundable bookings, revenue is recognized when the stay occurs or when cancellation or no-show rights lapse. Loyalty programs provide customers with a material right, and a portion of the transaction price is therefore deferred and recognized when points are redeemed or expire.

Food and beverage revenue includes restaurant, room service, minibar and bar sales, and is recognized at a point in time when goods are delivered and services are rendered.

Events revenue includes venue rental and related services such as catering, equipment rental and event support services. These services are treated as a single performance obligation, and revenue is recognized over time, typically on a straight-line basis over the event period.

Other services revenue includes laundry, spa, gym and the rental of facilities and office space, and is generally recognized at a point in time when the service is rendered, except for services such as space rental, which are recognized over time as the customer simultaneously receives and consumes the benefits.

Cost of sales

Cost of sales consists of expenses directly associated with providing hospitality services and operating the exhibition center, including labor and related employee benefits for operational staff, food and beverage costs, guest supplies, laundry and cleaning services, depreciation of operating assets, directly attributable taxes, royalty expense payable under our franchise agreements, utilities and other direct expenses. These costs are recognized as incurred.

Selling, general and administrative expenses

Selling, general and administrative expenses consist of costs not directly attributable to providing hospitality services or operating the exhibition center, including corporate and administrative salaries and related employee benefits, marketing and advertising costs, professional and consultancy fees, office and information technology expenses, insurance and other general overhead. We expect these expenses to increase in absolute terms and as a percentage of revenue following this offering as we incur the costs of operating as a public company, including increased legal, accounting, insurance, investor relations and compliance costs.

Provision for bad debts, net

Provision for bad debts, net represents the net charge recognized in the period in respect of expected credit losses on accounts receivable and notes receivable, measured under the current expected credit loss model.

Other operating expenses, net

Other operating expenses, net consists of items outside the ordinary course of delivering hospitality and exhibition services, including gains and losses on the disposal and write-off of property and equipment, write-offs of receivables and payables, non-recurring charges, and other miscellaneous operating income and expense.

Interest income and interest expense

Interest income consists principally of interest earned on notes receivable and interest-bearing balances due from related parties, together with the unwinding of discounts on those instruments. Interest expense consists principally of interest incurred on our bank borrowings, net of amounts capitalized during construction.

Net foreign exchange gain/(loss)

Net foreign exchange gain or loss reflects the remeasurement into UZS of monetary assets and liabilities denominated in currencies other than each entity’s functional currency, principally U.S. dollar-denominated borrowings and receivables.

Income tax expense

Income tax expense comprises current and deferred income tax. Current tax is measured at the enacted Uzbek statutory rate of 15%. Deferred taxes are recognized on temporary differences between the financial reporting bases of assets and liabilities and their respective tax bases, measured at the rates expected to apply when the differences reverse, with a valuation allowance recorded to the extent realization is not more likely than not.

Results of Operations

Amounts are presented as reported in the combined statements of operations, with expenses shown in parentheses. The change columns present the arithmetic movement in each line item; accordingly, an increase in an expense is shown as a negative change.

Comparison of the Three Months Ended June 30, 2026 and 2025

The following table sets forth our combined results of operations for the periods indicated:

(in thousands)	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025	$ Change	% Change
Revenue	11,246	12,769	(1,523)	(11.9)%
Cost of sales	(5,973)	(5,585)	(388)	(6.9)%
Gross profit	5,273	7,184	(1,911)	(26.6)%
Selling, general and administrative expenses	(1,063)	(869)	(194)	(22.3)%
Provision for bad debts, net	(186)	(44)	(142)	n/m
Other operating expenses, net	(233)	(583)	350	60.0%
Operating income	3,791	5,688	(1,897)	(33.3)%
Interest income	562	350	212	60.6%
Interest expense	(540)	(741)	201	27.1%
Other expenses, net	—	22	(22)	n/m
Net foreign exchange gain/(loss)	312	691	(379)	(54.8)%
Income before income taxes	4,125	6,010	(1,885)	(31.4)%
Income tax expense	(946)	(1,012)	66	6.5%
Net income	3,179	4,998	(1,819)	(36.4)%
Other comprehensive income/(loss), net of tax — currency translation difference	1,657	1,657	—	n/m
Comprehensive income	4,836	6,655	(1,819)	(27.3)%

Revenue

Revenue decreased by $1,523 thousand, or 11.9%, to $11,246 thousand for the three months ended June 30, 2026 from $12,769 thousand for the three months ended June 30, 2025. The following table disaggregates revenue by major revenue stream:

(in thousands)	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025	$ Change	% Change
Room (accommodation)	5,237	6,407	(1,170)	(18.3)%
Events	4,332	4,524	(192)	(4.2)%
Food, beverage and other	1,677	1,838	(161)	(8.8)%
Total revenue	11,246	12,769	(1,523)	(11.9)%

Room revenue decreased by $1,170 thousand, or 18.3%, and was the principal driver of the decline in total revenue for the quarter. At Hilton Tashkent, rooms sold declined to 14,400 from 17,295 and occupancy declined to approximately 61% from approximately 74%, reducing hotel services revenue by approximately 23%. Management attributes the decline to the entry of new luxury supply in Tashkent, to aggressive pricing by an existing competitor and to the cancellation and postponement of corporate projects. Wyndham Bukhara partially offset this, growing revenue on a 20% increase in average daily rate that more than offset a decline in occupancy.

Events revenue decreased by $192 thousand, or 4.2%. Banquet revenue at Hilton Tashkent increased notwithstanding a reduction in Grand Ballroom and conference room days sold, indicating a more favorable event mix and higher average checks, and the quarter included the first revenue from the Solara Pool, which commenced operations on June 6, 2026. This was more than offset by a decline in Exhibition segment revenue, which reflects the rescheduling of exhibitions held in the second quarter of 2025 into the second half of 2026.

Food, beverage and other revenue decreased by $161 thousand, or 8.8%, principally reflecting lower restaurant volumes at Hilton Tashkent, consistent with the decline in occupancy and reduced corporate activity.

Cost of sales and gross profit

Cost of sales increased by $388 thousand, or 6.9%, to $5,973 thousand for the three months ended June 30, 2026 from $5,585 thousand for the three months ended June 30, 2025, notwithstanding the 11.9% decline in revenue. As a percentage of revenue, cost of sales increased to 53.1% from 43.7%. Operating supplies and consumables increased by $171 thousand, or 13.8%, other cost of sales by $224 thousand, or 30.5%, and utilities by $83 thousand, or 25.7%, partly offset by a $107 thousand, or 19.3%, reduction in taxes other than income tax and a $55 thousand, or 14.7%, reduction in royalty expense. In the Exhibition segment, cost of sales increased as operating and event costs were incurred in the quarter in respect of exhibitions scheduled for later in 2026. Cost of sales at Wyndham Bukhara declined over the quarter.

As a result, gross profit decreased by $1,911 thousand, or 26.6%, to $5,273 thousand, and gross margin declined to 46.9% from 56.3%, a decline of 9.4 percentage points. The decline reflects revenue falling against a substantially fixed cost base, together with the effect of the reallocation of employees from administrative to operational departments effective January 1, 2026, for which the comparative period has not been restated.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by $194 thousand, or 22.3%, to $1,063 thousand for the three months ended June 30, 2026 from $869 thousand for the three months ended June 30, 2025, and increased as a percentage of revenue to 9.5% from 6.8%. Employee compensation and benefits increased by $247 thousand to $580 thousand and was the principal driver, while other taxes fell to nil from $99 thousand. Management attributes the increase principally to higher employee salary costs at Wyndham Bukhara, together with higher administrative salaries in the Exhibition segment and $13 thousand of holding-company costs at TEG SPV for which there is no prior-period comparative. Selling, general and administrative expenses at Hilton Tashkent were broadly flat, as lower payroll and consulting costs offset higher materials and other employee costs, and advertising was stable year over year as lower franchise charges offset higher spend with other providers.

Provision for bad debts

Provision for bad debts, net increased by $142 thousand to $186 thousand for the three months ended June 30, 2026 from $44 thousand for the three months ended June 30, 2025. The charge is heavily weighted to the second quarter, as the combined charge for the six months ended June 30, 2026 was $175 thousand, and arose principally at Hilton Tashkent.

Other operating expenses

Other operating expenses, net decreased by $350 thousand, or 60.0%, to $233 thousand for the three months ended June 30, 2026 from $583 thousand for the three months ended June 30, 2025. The decrease reflects the non-recurrence of charges recorded in the Exhibition segment in the prior-year quarter, partially offset by an increase at Hilton Tashkent, which recorded a loss of approximately $145 thousand on the demolition and write-off of part of the Tumbler restaurant structure in connection with the construction of the Solara Pool.

Operating income

Operating income decreased by $1,897 thousand, or 33.3%, to $3,791 thousand for the three months ended June 30, 2026 from $5,688 thousand for the three months ended June 30, 2025, and operating margin declined to 33.7% from 44.5%. The $1,911 thousand contraction in gross profit and the $194 thousand increase in selling, general and administrative expenses were only partly offset by the $350 thousand reduction in other operating expenses, net.

Non-operating items and income taxes

Interest income increased by $212 thousand, or 60.6%, to $562 thousand, arising entirely at Hilton Tashkent on loans issued to related parties. Interest expense decreased by $201 thousand, or 27.1%, to $540 thousand, consistent with the reduction in the outstanding principal balance of our bank facility. We recorded a net foreign exchange gain of $312 thousand for the three months ended June 30, 2026, compared with a gain of $691 thousand for the three months ended June 30, 2025, a reduction of $379 thousand, as gross exchange gains declined and gross exchange losses increased. Other expenses, net was nil for the three months ended June 30, 2026, compared with net other income of $22 thousand for the three months ended June 30, 2025.

Income tax expense decreased by $66 thousand, or 6.5%, to $946 thousand, far less than the 31.4% decline in income before income taxes, lifting our effective tax rate to 22.9% from 16.8%.

Net income and comprehensive income

Net income decreased by $1,819 thousand, or 36.4%, to $3,179 thousand for the three months ended June 30, 2026 from $4,998 thousand for the three months ended June 30, 2025. As with the six-month period, the decline in operating income was partially cushioned by higher non-operating related-party interest income and lower interest expense.

We recognized other comprehensive income of $1,657 thousand and $1,657 thousand for the three months ended June 30, 2026 and 2025, respectively, in each case consisting solely of the currency translation difference arising on translation of our operations from the Uzbek Soum into our U.S. Dollar reporting currency. Comprehensive income accordingly decreased by $1,819 thousand, or 27.3%, to $4,836 thousand from $6,655 thousand. Because the translation difference is driven by movements in the UZS/U.S. Dollar exchange rate rather than by operating performance, comprehensive income is materially more volatile than net income between periods.

Our results are materially seasonal, and the second quarter is our strongest interim period. Revenue for the three months ended June 30, 2026 represented approximately 65% of revenue for the six months then ended, and net income for the quarter of $3,179 thousand represented approximately 88% of net income for the six-month period, reflecting the substantially fixed cost base carried through the low-demand first quarter. The effect is more pronounced on a comprehensive income basis: comprehensive income of $4,836 thousand for the quarter exceeded comprehensive income of $3,387 thousand for the six-month period, because the currency translation difference recognized in the first quarter was a loss of $1,876 thousand against a gain of $1,657 thousand in the second quarter. Results for the three months ended June 30, 2026 are therefore not indicative of results to be expected for any other quarter or for the full year.

Comparison of the Six Months Ended June 30, 2026 and 2025

The following table sets forth our combined results of operations for the periods indicated:

(in thousands)	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025	$ Change	% Change
Revenue	17,375	18,525	(1,150)	(6.2)%
Cost of sales	(10,706)	(10,026)	(680)	(6.8)%
Gross profit	6,669	8,499	(1,830)	(21.5)%
Selling, general and administrative expenses	(1,942)	(1,416)	(526)	(37.1)%
Provision for bad debts, net	(175)	(94)	(81)	(86.2)%
Other operating expenses, net	(458)	(661)	203	30.7%
Operating income	4,094	6,328	(2,234)	(35.3)%
Interest income	2,391	678	1,713	252.7%
Interest expense	(1,229)	(1,515)	286	18.9%
Other expenses, net	—	22	(22)	n/m
Net foreign exchange gain/(loss)	(324)	688	(1,012)	n/m
Income before income taxes	4,932	6,201	(1,269)	(20.5)%
Income tax expense	(1,326)	(1,049)	(277)	(26.4)%
Net income	3,606	5,152	(1,546)	(30.0)%
Other comprehensive income/(loss), net of tax — currency translation difference	(219)	1,719	(1,931)	n/m
Comprehensive income	3,387	6,871	(3,484)	(50.7)%

Revenue

Revenue decreased by $1,150 thousand, or 6.2%, to $17,375 thousand for the six months ended June 30, 2026 from $18,525 thousand for the six months ended June 30, 2025. The following table disaggregates revenue by major revenue stream:

(in thousands)	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025	$ Change	% Change
Room (accommodation)	8,239	8,791	(552)	(6.3)%
Events	6,186	5,875	311	5.3%
Food, beverage and other	2,950	3,859	(909)	(23.6)%
Total revenue	17,375	18,525	(1,150)	(6.2)%

Room revenue decreased by $552 thousand, or 6.3%, reflecting lower occupancy at Hilton Tashkent, where occupancy declined to approximately 58% from approximately 63% and rooms sold declined to 27,193 from 29,409, principally as a result of new competing luxury supply in Tashkent, aggressive pricing by an existing competitor and the cancellation and postponement of corporate projects. The decline was partially offset at Wyndham Bukhara, where average daily rate increased period over period, more than offsetting a decline in rooms sold.

Events revenue increased by $311 thousand, or 5.3%. Banquet and catering activity at Hilton Tashkent increased, assisted by a single catering engagement in Samarkand that contributed approximately $1,585 thousand of revenue in the period and that we do not expect to recur. This increase was substantially offset by lower Exhibition segment revenue, which declined as a result of the rescheduling of exhibitions from the first half of the year into the second half of 2026.

Food, beverage and other revenue decreased by $909 thousand, or 23.6%, principally reflecting lower restaurant volumes at Hilton Tashkent, consistent with the decline in occupancy and reduced corporate activity.

Cost of sales and gross profit

Cost of sales increased by $680 thousand, or 6.8%, to $10,706 thousand for the six months ended June 30, 2026 from $10,026 thousand for the six months ended June 30, 2025, notwithstanding the 6.2% decline in revenue. As a percentage of revenue, cost of sales increased to 61.6% from 54.1%. The following table sets forth the components of cost of sales:

(in thousands)	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025	$ Change	% Change
Employee compensation and benefits	2,790	2,626	164	6.2%
Operating supplies and consumables	2,268	2,037	231	11.3%
Depreciation expense	2,074	2,088	(14)	(0.7)%
Taxes other than income tax	843	1,210	(367)	(30.3)%
Royalty expense	535	547	(12)	(2.2)%
Utilities expense	657	484	173	35.7%
Other	1,539	1,034	505	48.8%
Total cost of sales	10,706	10,026	680	6.8%

The increase was concentrated in other cost of sales, which rose by $505 thousand, or 48.8%, operating supplies and consumables, which rose by $231 thousand, or 11.3%, and utilities, which rose by $173 thousand, or 35.7%. Employee compensation and benefits increased by $164 thousand or 6.2%, reflecting in part the reallocation of employees from administrative to operational departments effective January 1, 2026, for which the comparative period has not been restated. These increases were partly offset by a $367 thousand, or 30.3%, reduction in taxes other than income tax. Management attributes the increase in operating supplies principally to an approximately 10% rise in average food procurement costs at Hilton Tashkent, and part of the increase in other cost of sales to hoteling works and services incurred in connection with the Samarkand catering engagement and related personnel support; cost of sales at Wyndham Bukhara declined over the period.

As a result, gross profit decreased by $1,830 thousand, or 21.5%, to $6,669 thousand, and gross margin declined to 38.4% from 45.9%. The decline reflects the combination of lower revenue against a substantially fixed cost base and the effect of the payroll reallocation described above, for which the comparative period has not been restated.

Selling, general and administrative expenses

Selling, general and administrative expenses increased by $526 thousand, or 37.1%, to $1,942 thousand for the six months ended June 30, 2026 from $1,416 thousand for the six months ended June 30, 2025, and increased as a percentage of revenue to 11.2% from 7.6%. The following table sets forth the components:

(in thousands)	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025	$ Change	% Change
Employee compensation and benefits	1,000	624	376	60.3%
Advertising expenses	475	351	124	35.3%
Other taxes	—	145	(145)	n/m
Depreciation expense	4	19	(15)	(78.9)%
Other	463	277	186	67.1%
Total selling, general and administrative expenses	1,942	1,416	526	37.1%

Employee compensation and benefits increased by $376 thousand, or 60.3%, and was the principal driver of the increase. Other selling, general and administrative expenses increased by $186 thousand, or 67.1%, and advertising expenses by $124 thousand, or 35.3%. These increases were partly offset by the absence of other taxes in the current period against $145 thousand in the prior-year period. Management attributes the overall increase to higher salary costs and the write-off of receivables at Wyndham Bukhara, to holding-company costs of $130 thousand incurred at TEG SPV for which there is no prior-period comparative, and to higher advertising and bank service costs at Hilton Tashkent, partially offset by lower administrative payroll at Hilton Tashkent following the reallocation of employees into operational departments.

Provision for bad debts, net

Provision for bad debts, net increased by $81 thousand, or 86.2%, to $175 thousand for the six months ended June 30, 2026 from $94 thousand for the six months ended June 30, 2025. The increase arose principally at Hilton Tashkent and is consistent with the growth in accounts receivable balances during the period.

Other operating expenses, net

Other operating expenses, net decreased by $203 thousand, or 30.7%, to $458 thousand for the six months ended June 30, 2026 from $661 thousand for the six months ended June 30, 2025. The decrease reflects the non-recurrence of charges recorded in the Exhibition segment in the prior-year period, partially offset by an increase at Hilton Tashkent, which recorded a loss of approximately $145 thousand on the demolition and write-off of part of the Tumbler restaurant structure in connection with the construction of the Solara Pool, together with the write-off of damaged and obsolete assets.

Operating income

Operating income decreased by $2,234 thousand, or 35.3%, to $4,094 thousand for the six months ended June 30, 2026 from $6,328 thousand for the six months ended June 30, 2025, and operating margin declined to 23.6% from 34.2%. The decline is attributable principally to Hilton Tashkent, reflecting the $1,830 thousand contraction in gross profit and the $526 thousand increase in selling, general and administrative expenses, partially offset by the $203 thousand reduction in other operating expenses, net.

Interest income

Interest income increased by $1,713 thousand, or 252.7%, to $2,391 thousand for the six months ended June 30, 2026 from $678 thousand for the six months ended June 30, 2025. The increase arose entirely at Hilton Tashkent and reflects higher interest on loans issued to related parties, principally Aurum Global Group FE LLC and ADW-International Congress Hall LLC, together with related changes in the carrying values of those instruments and the unwinding of discounts. Approximately 76% of interest income for the six-month period was recognized in the first quarter, reflecting adjustments to the carrying values of loans issued and the segregation of the non-current portion in that quarter.

Interest expense

Interest expense decreased by $286 thousand, or 18.9%, to $1,229 thousand for the six months ended June 30, 2026 from $1,515 thousand for the six months ended June 30, 2025, reflecting the reduction in the outstanding principal balance of our bank facility in accordance with its amortization schedule.

Net foreign exchange gain/(loss)

We recorded a net foreign exchange loss of $324 thousand for the six months ended June 30, 2026, compared with a net foreign exchange gain of $688 thousand for the six months ended June 30, 2025, a period-over-period swing of $1,012 thousand. The change principally reflects appreciation of the Uzbek Soum against the U.S. Dollar and the resulting remeasurement of our net U.S. Dollar-denominated monetary liability position.

Income tax expense

Income tax expense increased by $277 thousand, or 26.4%, to $1,326 thousand for the six months ended June 30, 2026 from $1,049 thousand for the six months ended June 30, 2025, notwithstanding a 20.5% decline in income before income taxes. Our effective tax rate increased to 26.9% from 16.9%. The prior-period rate was reduced by deferred tax movements, while the current period reflects the recognition of a deferred tax liability at Hilton Tashkent, partially offset by the recognition of a deferred tax asset in the Exhibition segment.

Net income and comprehensive income

Net income decreased by $1,546 thousand, or 30.0%, to $3,606 thousand for the six months ended June 30, 2026 from $5,152 thousand for the six months ended June 30, 2025. The decline in net income is smaller than the decline in operating income because operating performance was partially offset by the $1,713 thousand increase in non-operating related-party interest income and the $286 thousand reduction in interest expense. Excluding those items, the deterioration in underlying trading performance was materially greater than the headline movement in net income suggests.

We recognized an other comprehensive loss of $219 thousand for the six months ended June 30, 2026, compared with other comprehensive income of $1,719 thousand for the six months ended June 30, 2025, in each case consisting solely of the currency translation difference arising on translation of our operations from the Uzbek Soum into our U.S. Dollar reporting currency. Comprehensive income accordingly decreased by $3,484 thousand, or 50.7%, to $3,387 thousand from $6,871 thousand — a decline materially steeper than the 30.0% decline in net income. The currency translation difference is recognized in other comprehensive income and accumulated within shareholders’ equity, and the $219 thousand loss recognized in the period corresponds to the movement in the currency translation adjustment within equity from $1,321 thousand at December 31, 2025 to $1,102 thousand at June 30, 2026.

Comparison of the Fiscal Years Ended December 31, 2025 and 2024

The following table sets forth our combined results of operations for the periods indicated:

(in thousands)	Fiscal Year Ended December 31, 2025	Fiscal Year Ended December 31, 2024	$ Change	% Change
Revenue	42,910	35,173	7,737	22.0%
Cost of sales	(20,807)	(18,117)	(2,690)	(14.8)%
Gross profit	22,103	17,056	5,047	29.6%
Selling, general and administrative expenses	(3,055)	(3,338)	283	8.5%
Provision for bad debts, net	(369)	(4)	(365)	n/m
Loss on classification as held for sale	—	(1,340)	1,340	n/m
Other operating expenses, net	(1,232)	(1,005)	(227)	(22.6)%
Operating income	17,447	11,369	6,078	53.5%
Interest income	998	274	724	264.2%
Interest expense	(2,928)	(3,134)	206	6.6%
Other expenses, net	(1,086)	(724)	(362)	(50.0)%
Net foreign exchange gain/(loss)	2,434	(2,034)	4,468	n/m
Income before income taxes	16,865	5,751	11,114	193.3%
Income tax expense	(2,501)	(1,199)	(1,302)	(108.6)%
Net income	14,364	4,552	9,812	215.6%
Other comprehensive income/(loss), net of tax — currency translation difference	6,055	(3,554)	9,609	n/m
Comprehensive income	20,419	998	19,421	n/m

Revenue

Revenue increased by $7,737 thousand, or 22.0%, to $42,910 thousand for the fiscal year ended December 31, 2025 from $35,173 thousand for the fiscal year ended December 31, 2024. The following table disaggregates revenue by major revenue stream:

(in thousands)	Fiscal Year Ended December 31, 2025	Fiscal Year Ended December 31, 2024	$ Change	% Change
Rooms revenues	18,368	18,949	(581)	(3.1)%
Food and beverage revenues	16,164	11,981	4,183	34.9%
Events and other revenue	8,378	4,243	4,135	97.5%
Total revenue	42,910	35,173	7,737	22.0%

 The increase was driven by food and beverage revenue, which increased by $4,183 thousand, or 34.9%, and by events and other revenue, which increased by $4,135 thousand, or 97.5%, reflecting substantially higher activity at our exhibition center, where segment revenue increased to $7,022 thousand from $2,885 thousand. Rooms revenue declined modestly, by $581 thousand, or 3.1%, reflecting the increasingly competitive Tashkent hotel market.

Cost of sales and gross profit

Cost of sales increased by $2,690 thousand, or 14.8%, to $20,807 thousand for the fiscal year ended December 31, 2025 from $18,117 thousand for the fiscal year ended December 31, 2024, growing more slowly than revenue. As a percentage of revenue, cost of sales declined to 48.5% from 51.5%, and gross margin improved to 51.5% from 48.5%. The following table sets forth the components of cost of sales:

(in thousands)	Fiscal Year Ended December 31, 2025	Fiscal Year Ended December 31, 2024	$ Change	% Change
Employee compensation and benefits	6,006	5,150	856	16.6%
Operating supplies and consumables	4,891	4,731	160	3.4%
Depreciation expense	3,870	3,510	360	10.3%
Taxes other than income tax	2,140	1,019	1,121	110.0%
Royalty expense	1,382	1,133	249	22.0%
Utilities expense	1,099	1,179	(80)	(6.8)%
Other	1,419	1,395	24	1.7%
Total cost of sales	20,807	18,117	2,690	14.8%

The increase in taxes other than income tax of $1,121 thousand, or 110.0%, principally reflects the expiry on January 1, 2025 of the tax exemption previously available to Hilton Tashkent. Employee compensation and benefits increased by $856 thousand, or 16.6%, and royalty expense increased by $249 thousand, or 22.0%, in line with higher activity levels.

Selling, general and administrative expenses

Selling, general and administrative expenses decreased by $283 thousand, or 8.5%, to $3,055 thousand for the fiscal year ended December 31, 2025 from $3,338 thousand for the fiscal year ended December 31, 2024, and declined as a percentage of revenue to 7.1% from 9.5%. The following table sets forth the components:

(in thousands)	Fiscal Year Ended December 31, 2025	Fiscal Year Ended December 31, 2024	$ Change	% Change
Employee compensation and benefits	1,398	1,213	185	15.3%
Advertising expense	820	1,052	(232)	(22.1)%
Other taxes	246	248	(2)	(0.8)%
Depreciation expense	39	36	3	8.3%
Other	552	789	(237)	(30.0)%
Total selling, general and administrative expenses	3,055	3,338	(283)	(8.5)%

Other operating items

Provision for bad debts, net increased to $369 thousand for the fiscal year ended December 31, 2025 from $4 thousand for the fiscal year ended December 31, 2024, reflecting growth in receivable balances. In 2024 we recognized a loss on classification as held for sale of $1,340 thousand in respect of our administrative building (the “AKFA Office”), the carrying amount of which was written down from $18,142 thousand to its fair value less costs to sell of $16,802 thousand; the sale was completed in March 2025 and no comparable charge arose in 2025. Other operating expenses, net increased by $227 thousand, or 22.6%, to $1,232 thousand.

Operating income

Operating income increased by $6,078 thousand, or 53.5%, to $17,447 thousand for the fiscal year ended December 31, 2025 from $11,369 thousand for the fiscal year ended December 31, 2024, and operating margin improved to 40.7% from 32.3%, reflecting revenue growth of 22.0% against a slower increase in cost of sales, lower selling, general and administrative expenses and the non-recurrence of the 2024 held-for-sale charge.

Non-operating items and income taxes

Interest income increased by $724 thousand to $998 thousand, reflecting growth in interest-bearing notes and related-party receivables. Interest expense decreased by $206 thousand, or 6.6%, to $2,928 thousand, reflecting the reduction in outstanding borrowings to $35,186 thousand from $39,246 thousand. We recorded a net foreign exchange gain of $2,434 thousand in 2025 compared with a net foreign exchange loss of $2,034 thousand in 2024, a swing of $4,468 thousand, reflecting movements in the UZS/U.S. Dollar exchange rate applied to our net U.S. Dollar-denominated monetary liability position. Other expenses, net increased by $362 thousand to $1,086 thousand.

Income tax expense increased by $1,302 thousand, or 108.6%, to $2,501 thousand, comprising current tax expense of $1,970 thousand and deferred tax expense of $531 thousand, compared with current tax expense of $1,374 thousand and a deferred tax benefit of $175 thousand in 2024. Our effective tax rate declined to 14.8% from 20.8%, principally because non-deductible expenses represented a smaller proportion of a substantially larger pre-tax income base.

Net income and comprehensive income

Net income increased by $9,812 thousand, or 215.6%, to $14,364 thousand for the fiscal year ended December 31, 2025 from $4,552 thousand for the fiscal year ended December 31, 2024. Comprehensive income increased to $20,419 thousand from $998 thousand, reflecting a currency translation gain of $6,055 thousand in 2025 compared with a currency translation loss of $3,554 thousand in 2024.

Segment Results

We manage our business through two reportable segments. The Hospitality segment comprises the operation of our two hotel properties and the provision of related accommodation and guest services, and generates revenue from all our revenue streams. The Exhibition segment comprises the operation of our exhibition center and generates revenue from events and related services. Segment results are presented on the basis used by our chief operating decision maker and are reconciled to combined amounts prepared in accordance with GAAP in Note 5 to our condensed combined financial statements. Because that reconciliation is presented to segment net income, we discuss revenue and net income by segment below.

Three Months Ended June 30, 2026 Compared with Three Months Ended June 30, 2025

(in thousands)	Three Months Ended June 30, 2026	Three Months Ended June 30, 2025	$ Change	% Change
Revenue
Hospitality	9,927	10,682	(755)	(7.1)%
Exhibition	1,318	2,087	(769)	(36.8)%
Total revenue	11,246	12,769	(1,523)	(11.9)%
Net income
Hospitality	2,986	4,462	(1,476)	(33.1)%
Exhibition	191	536	(345)	(64.4)%
Total net income	3,179	4,998	(1,819)	(36.4)%

Hospitality segment revenue decreased by $755 thousand, or 7.1%, and segment net income decreased by $1,476 thousand, or 33.1%. The decline was concentrated at Hilton Tashkent, where revenue decreased by $838 thousand, or 9.0%, as rooms sold fell to 14,400 from 17,295 and occupancy fell to approximately 61% from approximately 74%, while cost of sales increased by $327 thousand, or 8.2%. Wyndham Bukhara grew revenue by $84 thousand, or 6.2%, to $1,437 thousand on a 20% increase in average daily rate. Holding-company costs incurred at TEG SPV, which was established in October 2025 and therefore has no comparative in the prior-year quarter, are included within the Hospitality segment result.

Exhibition segment revenue decreased by $769 thousand, or 36.8%, and segment net income decreased by $345 thousand, or 64.4%. The revenue decline is a matter of calendar timing rather than underlying demand: a significant number of events were held in April, May and June 2025, whereas the corresponding 2026 exhibitions fall in June, July and September. Segment cost of sales nevertheless increased in the quarter, reflecting operating and event costs incurred in respect of exhibitions scheduled for later in 2026, which compressed segment margin. We expect the timing effect on revenue to reverse in the second half of 2026.

Six Months Ended June 30, 2026 Compared with Six Months Ended June 30, 2025

(in thousands)	Six Months Ended June 30, 2026	Six Months Ended June 30, 2025	$ Change	% Change
Revenue
Hospitality	14,791	15,737	(946)	(6.0)%
Exhibition	2,584	2,788	(204)	(7.3)%
Total revenue	17,375	18,525	(1,150)	(6.2)%
Net income
Hospitality	2,841	4,678	(1,837)	(39.3)%
Exhibition	765	474	291	61.4%
Total net income	3,606	5,152	(1,546)	(30.0)%

Hospitality segment revenue decreased by $946 thousand, or 6.0%, and segment net income decreased by $1,837 thousand, or 39.3%. The decline was concentrated at Hilton Tashkent, where revenue decreased by $998 thousand, or 7.2%, on lower occupancy and a 31.5% decline in restaurant revenue, while cost of sales increased by $925 thousand, or 13.4%. Wyndham Bukhara grew revenue by $52 thousand, or 2.9%, on higher average daily rate, and improved its gross margin to 23.2% from 8.7%, but the improvement was absorbed by an increase in its selling, general and administrative expenses to $406 thousand from $203 thousand, arising from higher salary costs and the write-off of receivables. Holding-company costs of $130 thousand incurred at TEG SPV, which was established in October 2025 and therefore has no comparative in the prior-year period, are included within the Hospitality segment result.

Exhibition segment revenue decreased by $204 thousand, or 7.3%, reflecting the rescheduling of exhibitions from the first half of the year into the second half of 2026. Segment net income nevertheless increased by $291 thousand, or 61.4%, principally because non-recurring charges recorded in the prior-year period did not repeat. As of June 30, 2026, the Exhibition segment carried contract liabilities in respect of exhibitions scheduled for later in 2026.

Fiscal Year Ended December 31, 2025 Compared with Year Ended December 31, 2024

For the fiscal year ended December 31, 2025, the hospitality segment contributed $12,220 thousand of combined net income and the Exhibition segment contributed $2,144 thousand, compared with $5,033 thousand and a loss of $481 thousand, respectively, for the fiscal year ended December 31, 2024. Hospitality segment revenue increased to $35,913 thousand from $35,011 thousand, while Exhibition segment revenue increased to $7,022 thousand from $2,885 thousand, reflecting a substantially fuller exhibition calendar in 2025. Segment results are presented on the basis used by our chief operating decision maker and are reconciled to combined amounts prepared in accordance with GAAP in Note 5 to our combined financial statements. Segment revenue above is presented on that basis and totaled $42,935 in 2025 and $37,896 in 2024, compared with combined revenue determined in accordance with GAAP of $42,910 and $35,173, respectively; the differences of $25 and $2,723 are GAAP adjustments that are not allocated to segments. Segment net income above is stated after those adjustments and is therefore presented on a GAAP basis.

Liquidity and Capital Resources

Overview

Our principal sources of liquidity have historically been cash generated from operating activities, collections on notes receivable and related-party receivables, proceeds from asset disposals and borrowings under our bank facility. Our principal uses of cash have been the repayment of borrowings, distributions to our owner, capital expenditures on our properties and the origination of loans to related parties.

As of June 30, 2026, we had cash and cash equivalents of $883 thousand, compared with $1,718 thousand as of December 31, 2025. Working capital — total current assets less total current liabilities — was $5,568 thousand as of June 30, 2026, compared with $13,766 thousand as of December 31, 2025, and our current ratio declined to 1.24 from 1.53. The reduction principally reflects the collection and redeployment of related-party and notes receivable balances during the period, the proceeds of which were applied to repay borrowings and to fund distributions to our owner.

We believe that our existing cash and cash equivalents, and cash generated from operating activities will be sufficient to meet our anticipated cash requirements for at least the next twelve months. Our future capital requirements will depend on many factors, including the pace of our capital expenditure program, our ability to collect amounts due from related parties on their contractual terms, the seasonality of our operating cash flows and the amortization profile of our indebtedness. We may in the future seek additional debt or equity financing, which may not be available on terms acceptable to us or at all.

Operating activities

Net cash provided by operating activities was $8,025 thousand for the six months ended June 30, 2026, compared with $4,578 thousand for the six months ended June 30, 2025. The increase of $3,447 thousand was achieved despite a $1,546 thousand decline in net income and reflects a favorable swing in working capital, principally a $998 thousand source of cash from accounts receivable in 2026 compared with a $1,721 thousand use of cash in 2025, and a $508 thousand source of cash from prepaid expenses and other current assets in 2026 compared with a $2,767 thousand use of cash in 2025. Non-cash adjustments in the 2026 period included depreciation of $2,083 thousand and the add-back of $2,391 thousand of interest income and $1,229 thousand of interest expense. Income taxes payable increased by $1,063 thousand. Cash paid for income taxes was $25 thousand for the six months ended June 30, 2026, compared with $58 thousand for the six months ended June 30, 2025, and cash paid for interest, net of capitalized interest, was $1,266 thousand, compared with $1,507 thousand.

Net cash provided by operating activities was $14,825 thousand for the fiscal year ended December 31, 2025, compared with $13,313 thousand for the fiscal year ended December 31, 2024, an increase of $1,512 thousand. Higher net income of $14,364 thousand, compared with $4,552 thousand, was substantially offset by working capital movements, including a $5,878 thousand use of cash in accounts payable and other liabilities and a $2,763 thousand use of cash in accounts receivable.

Investing activities

Net cash provided by investing activities was $7,793 thousand for the six months ended June 30, 2026, compared with $2,219 thousand for the six months ended June 30, 2025. In the six months ended 2026 we received $19,346 thousand from collections of notes receivable and $237 thousand from sales of property and equipment, offset by $9,354 thousand of originations of notes receivable and $2,436 thousand of purchases of property and equipment. Capital expenditures in the period related principally to the construction of the Solara Pool at Hilton Tashkent, which commenced operations on June 6, 2026.

Net cash provided by investing activities was $792 thousand for the fiscal year ended December 31, 2025, compared with net cash used in investing activities of $16,245 thousand for the fiscal year ended December 31, 2024. The 2025 period included $16,324 thousand of proceeds from sales of property and equipment, principally the sale of the AKFA Office completed in March 2025, and a $4,667 thousand refund of construction advances, offset by $22,062 thousand of originations of notes receivable. The 2024 period included $24,971 thousand of purchases of property and equipment, partially offset by $16,802 thousand of advance consideration received in respect of the AKFA Office.

Financing activities

Net cash used in financing activities was $16,509 thousand for the six months ended June 30, 2026, compared with $7,227 thousand for the six months ended June 30, 2025. The 2026 period comprised $9,696 thousand of repayments of loans payable and $6,854 thousand of distributions to our owner, partially offset by $41 thousand of proceeds from loans payable.

Net cash used in financing activities was $14,847 thousand for the fiscal year ended December 31, 2025, compared with net cash provided by financing activities of $2,720 thousand for the fiscal year ended December 31, 2024. The 2025 period comprised $10,346 thousand of owner distributions, $4,205 thousand of repayments of loans payable and $296 thousand of returns of capital. The 2024 period included $11,701 thousand of capital contributions from the Group’s other entities, partially offset by $6,885 thousand of owner distributions and $2,167 thousand of repayments of loans payable.

Indebtedness

Our indebtedness consists primarily of U.S. Dollar-denominated term loans from Halyk Bank of Kazakhstan (“HBK”) bearing interest at a fixed rate of 7.5% per annum and maturing on September 15, 2028. Total loans payable were $25,506 thousand as of June 30, 2026, comprising $25,497 thousand of HBK borrowings and $9 thousand of other borrowings, of which $10,217 thousand was classified as current. This compares with $35,186 thousand as of December 31, 2025, of which $14,705 thousand was classified as current, and $39,246 thousand as of December 31, 2024.

Our obligations under the HBK facility are secured by ADW’s building and property, with a carrying amount of $51,354 thousand as of June 30, 2026 and $50,271 thousand as of December 31, 2025, and by a pledge of the equity interests in AKFA DREAM WORLD LLC with a carrying amount of $7,012 thousand as of each date. We had no financial assets or liabilities bearing variable interest rates as of December 31, 2025 or 2024.

Related-party balances

As of June 30, 2026, amounts due from related parties were $19,698 thousand, compared with $26,962 thousand as of December 31, 2025, and notes receivable were $1,331 thousand, compared with $5,022 thousand. Amounts due to related parties were $1,871 thousand as of June 30, 2026, compared with $1,840 thousand as of December 31, 2025. Our principal related-party lending counterparties are Aurum Global Group FE LLC and ADW-International Congress Hall LLC, each an entity under the common control of our UBO. These balances are material to our liquidity, and the timing of their settlement is not within our control. See “Certain Relationships and Related Party Transactions” and Note 22 to our combined financial statements.

Distributions

We distributed $6,854 thousand to our owner during the six months ended June 30, 2026 and $10,728 thousand during the fiscal year ended December 31, 2025. A portion of these amounts represents expenses paid by the Group on behalf of our UBO, which are recorded as owner distributions in the combined statements of changes in shareholders’ equity. In April 2026 our Board of Directors approved a Related Party Transactions Policy and a Dividend Policy, which will govern distributions in the future.

Contractual Obligations and Commitments

The following table summarizes the contractual maturities of our loans payable as of June 30, 2026, assuming all extension options available under the agreements are exercised. The amounts shown are principal only and exclude future interest payments.

(in thousands)	Amount
Twelve months ending June 30, 2027	10,217
Twelve months ending June 30, 2028	10,239
Twelve months ending June 30, 2029	5,050
Total loans payable	25,506

In addition to the obligations set forth above, we enter into purchase and service arrangements and franchise arrangements in the ordinary course of business, and we incur royalty obligations under our franchise agreements with the Hilton and Wyndham brands. We are also subject to Uzbek tax, currency and customs legislation, which is subject to varying interpretations and may be applied inconsistently by the tax authorities. See “Risk Factors” and Note 19 to our combined financial statements.

Off-Balance Sheet Arrangements

In March 2025, we guaranteed the obligations of a related party under a $100,000 thousand term facility agreement entered into with HBK, and we repledged the same ADW property that secures our own borrowings. The related party is under the common control of our UBO but is not included within the Group. We do not receive consideration for issuing the guarantee and have no recourse against the related party in the event any amounts are required to be paid under the arrangement. Under the terms of the guarantee, we, together with certain other entities under common control, are jointly and severally liable in the event the related party fails to meet its obligations under the facility. The guarantee remains in effect through December 31, 2031, and maximum potential future payments under the guarantee are $100,000 thousand, plus accrued interest, fees and penalties. No liability has been recognized in respect of this guarantee as of the inception date, as of December 31, 2025 or as of June 30, 2026.

The maximum potential exposure under this guarantee substantially exceeds our total shareholders’ equity as of June 30, 2026. A demand under the guarantee, or an enforcement action against the repledged property, would have a material adverse effect on our financial condition, results of operations and liquidity. See “Risk Factors.”

Other than the guarantee described above, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on our financial condition, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Estimates

The preparation of our combined financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. We base our estimates on historical experience and other assumptions we believe to be reasonable under the circumstances, and actual results may differ. We believe the following accounting estimates involve the most significant judgments used in the preparation of our combined financial statements.

Allowance for expected credit losses

We recognize an allowance for expected credit losses on financial assets measured at amortized cost, including accounts receivable and notes receivable, under the current expected credit loss model. For accounts receivable, we apply a provision matrix, grouping receivables into portfolios with similar risk characteristics and stratifying them by aging category, and we discount the gross carrying amounts using the relevant interest rates published by the Central Bank of Uzbekistan to reflect the loss given default arising from delayed settlement. For notes receivable, we apply a counterparty-specific approach that incorporates past due status, credit quality indicators and industry and geographic risk factors. The estimate incorporates reasonable and supportable forecasts, including macroeconomic indicators such as GDP growth in Uzbekistan. Changes in these assumptions, particularly those relating to economic conditions or customer payment patterns, may result in material adjustments to the allowance in future periods. As of June 30, 2026, the allowance for credit losses was $647 thousand against gross accounts receivable of $5,088 thousand, compared with $390 thousand against $4,250 thousand as of December 31, 2025, and $18 thousand against notes receivable, compared with $68 thousand as of December 31, 2025. Our accounts receivable and notes receivable balances, together with amounts due from related parties, represented a substantial portion of our current assets at each date.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risks in the ordinary course of business, principally foreign currency risk, interest rate risk, credit risk and liquidity risk.

Foreign currency risk

The functional currency of each of our operating entities is the Uzbek Soum, while our borrowings and certain other monetary balances are denominated in U.S. Dollars. As a result, movements in the UZS/U.S. Dollar exchange rate affect both the translation of our results into our reporting currency and the remeasurement of foreign-currency monetary balances through profit or loss.

As of June 30, 2026, our foreign-currency denominated monetary assets were $120 thousand and our foreign-currency denominated monetary liabilities were $26,783 thousand, giving a net monetary liability position of $26,663 thousand, compared with $3,431 thousand, $35,893 thousand and $32,462 thousand, respectively, as of December 31, 2025. Based on our net position as of June 30, 2026, a hypothetical 10% strengthening or weakening of the U.S. Dollar against the Uzbek Soum, with all other variables held constant, would have resulted in a foreign exchange loss or gain of approximately $2,666 thousand. We do not currently use derivative instruments to hedge our foreign currency exposure.

Credit risk

Credit risk arises from accounts receivable, other receivables, notes receivable, amounts due from related parties and cash and cash equivalents, and our maximum exposure is represented by the carrying amounts of those financial assets. We conduct all of our operations in the Republic of Uzbekistan, and our cash is held with financial institutions in Uzbekistan, which exposes us to concentration risk. We generally provide credit terms of 15 to 30 days from the invoice date for corporate customers, and we perform ongoing credit evaluations of our customers. Individual customers are expected to prepay or pay at the time of the service. A significant portion of our receivables is concentrated in amounts due from entities under the common control of our UBO, the financial condition and results of operations for such entities are not reflected in our combined financial statements.

Liquidity risk

Liquidity risk is the risk that we will encounter difficulty in meeting obligations associated with our financial liabilities as they fall due. Our approach to liquidity management is to maintain sufficient liquidity to meet our obligations under both normal and stressed conditions without incurring unacceptable losses or damage to our reputation. We depend on operating cash flow, on collections of related-party and notes receivable, and on our continued access to financing to meet scheduled debt amortization and working capital requirements.

Inflation

Inflation in Uzbekistan affects our operating costs, including payroll, food and beverage procurement costs and utilities. During the six months ended June 30, 2026, average food procurement costs increased by approximately 10% compared with the six months ended June 30, 2025. While we seek to pass increases in costs through to customers in the form of higher rates, competitive conditions may limit our ability to do so, and inflation may have a material adverse effect on our margins.

Emerging Growth Company and Smaller Reporting Company Status

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable to public companies, including an exemption from the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act provides that an emerging growth company may take advantage of the extended transition period afforded by Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to use this extended transition period. As a result, our combined financial statements may not be comparable to those of companies that comply with new or revised accounting pronouncements as of public company effective dates. We may take advantage of these exemptions until we are no longer an emerging growth company.

We are also a “smaller reporting company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and we may continue to be a smaller reporting company after we cease to be an emerging growth company.

Recently Issued and Recently Adopted Accounting Pronouncements

For a description of recently issued and recently adopted accounting pronouncements, including their expected effect on our combined financial statements, see the Notes to our combined financial statements included elsewhere in this information statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of Common Stock immediately following the Closing regarding beneficial ownership of 5% or more of Common Stock by: (i) each person known to STWI who beneficially owns more than five percent of STWI’s Common Stock; and (ii) each of the expected officers and directors of STWI following the Registration Date. The percentage of beneficial ownership is based on 188,142,768 shares of Common Stock being outstanding as of consummation of the Share Exchange Transaction.

Unless otherwise indicated, the address for each beneficial owner is c/o StageWise Strategies Group (TEG Overseas, Inc. after Closing), 64/2 Mahtumquili Street, Yashnobod District 100000, Tashkent City, Republic of Uzbekistan.

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES BENEFICIALLY OWNED	PERCENTAGE OF SHARES OUTSTANDING BENEFICIALLY OWNED
Directors and Executive Officers:
Anita Mendiratta	0	0
Wesley T. Davis	0	0
Marc William Kasher	0	0
Richard Nolan Sharko	0	0
Irodakhon Abduvakhitova	58,591,499	31.14%
Elmurod Sopiev	0	0
Temur Zokirov	0	0
All executive officers and directors as a group (7 persons)	58,591,499	31.14%

5% or Greater Stockholders
Jakhongir Abidovich Artikkhodjaev*	128,506,935	68.25%
Tourism and Entertainment Group LLC	128,506,935	68.30%
Irodakhon Abduvakhitova	58,591,499	31.14%

(*)	Reflects the 128,506,935 shares of common stock held by Tourism and Entertainment Group LLC, an Uzbek limited company, in which Jakhongir Abidovich Artikkhodjaev holds over 99% of the outstanding ownership interests.

DIRECTORS AND EXECUTIVE OFFICERS

As per the Share Exchange Agreement, our board of directors will consist of five individuals, all of whom were designated by TEG SPV prior to the Closing, including four individuals who qualify as “Independent Directors” under the OTCQB Standards. The directors of the Post-Closing board serve in a single class, with terms as provided in our bylaws.

Below is a list of our directors and executive officers following the Share Exchange Transaction. They were officers or directors of TEG SPV prior to the Share Exchange Transaction. The business address for the directors and officers of the Company is 64/2 Mahtumquli Street, Yashnobod District, Tashkent, 2K, 100000. Each of Elina Davidyan, Bahtiyor Kadirov, and Temur Zokirov will resign from their positions as a director effective as of the Registration Date.

Name	Age	Position
Executive Officers and Non-Independent Director
Elmurod Sopiev	37	CEO
Temur Zokirov	30	CFO
Irodakhon Abduvakhitova	27	Non-Independent Member of the Board
Non-Management Directors
Anita Mendiratta	58	Chair of the Board and Independent
Wesley T. Davis	59	Independent Member of the Board
Marc William Kasher	56	Independent Member of the Board
Richard Nolan Sharko	65	Independent Member of the Board

Executive Officers and Non-Independent Director

Elmurod Sopiev has served as the CEO of the Company, since June 2026. Mr. Sopiev has also served as the CEO of TEG SPV, since June 2, 2026. Since May 2025, Mr. Sopiev has served as a Director of ADW, a subsidiary of TEG SPV and the operator of Hilton Tashkent. Mr. Sopiev served as a General Manager of Hilton Tashkent from November 2023 to May 2025. From October 2022 to November 2023, Mr. Sopiev served as a Director of Operations at Hilton Tashkent. From January 2021 to September 2022, Mr. Sopiev was a Cluster Food and Beverage Director at AKFA Holding. Mr. Sopiev was awarded a bachelor’s degree in tourism, hotel and restaurant management from Tashkent Tourism College in 2008.

Mr. Temur Zokirov has served as the Chief Financial Officer of the Company, since June 2026. Mr. Zokirov has also served as the CFO of TEG SPV, since July 2, 2026. Mr. Zokirov has worked as a strategic advisor to the Chief Executive Officer of TEG Parent since April 2023. Prior to joining TEG, from September 2022 to March 2023, Mr. Zokirov worked at PricewaterhouseCoopers Central Asia and Caucasus B.V. in Tashkent, Uzbekistan as a Manager, as a senior tax consultant, from February 2021 to August 2022 and as a tax consultant, from January 2018 to January 2021. Mr. Zokirov was awarded a bachelor’s degree in business administration from Westminster International University in Tashkent, Uzbekistan in June 2016, and a master’s degree in management from IE Business School in Madrid, Spain in December 2017.

Irodakhon Abduvakhitova will commence serving as a director of our board effective as of the Registration Date. Ms. Abduvakhitova has also served as a Non-Independent Member of the Supervisory Board of TEG SPV, since April 2026. Since June 2025, Ms. Abduvakhitova has served as the General Manager of Tourism and Entertainment Group, having first joined the company in this position on a concurrent basis in December 2024. In this role she is responsible for the administrative management of the company and the coordination of its day-to-day operations. From June 2020 to March 2025, Ms. Abduvakhitova served as the Director of Inspo Care, a company that imports and distributes cosmetics and perfumes.

Non-Executive Directors

Anita Mendiratta will commence serving as a director of our board effective as of the Registration Date. Ms. Mendiratta has also served as the Chair of the Supervisory Board of TEG SPV, since April 2026. Ms. Mendiratta is the Founder and President of Anita Mendiratta & Associates, a strategic advisory practice she established in 2002, and has over three decades of experience advising governments and international institutions across more than 100 countries in tourism, aviation, leadership and sustainable development. Ms. Mendiratta serves as a Special Advisor to the Secretary General of UN Tourism (formerly UNWTO) and as a strategic resource to the World Bank, the World Travel & Tourism Council, the International Air Transport Association, the Air Transport Action Group and ICCA. She is a Founding Advisory Board Member of the Royal Commission for AlUla in Saudi Arabia and formerly served as a Special Advisor to the CEO of the Saudi Tourism Authority. Ms. Mendiratta is an Executive in Residence at the University of Surrey and a Visiting Professor at Cranfield University in the United Kingdom, as well as a published author and a regular commentator on international media. Earlier in her career, Ms. Mendiratta served as a Project Director at The Added-Value Group from 2000 to 2002, as a Marketing Manager at The Coca-Cola Company from 1998 to 2000, and in senior marketing and communications roles at Unilever in South Africa and Malawi from 1991 to 1998. She began her career at IBM Canada in 1990. Ms. Mendiratta was awarded a master’s degree in marketing with honors in 1994 and a bachelor of arts degree from McMaster University in Canada in 1989, and completed the Global Business Leadership program at Harvard University in 2020.

Wesley T. Davis will commence serving as a director of our board effective as of the Registration Date. Mr. Davis has also served as an Independent Member of the Supervisory Board of TEG SPV, since April 2026. Mr. Davis is a finance professional with over 30 years of experience in emerging and frontier markets, spanning investment banking, project finance and operating company roles. Since June 2025, Mr. Davis has served as a Senior Advisor for Capital Formation at Buenassa, where he is responsible for funding solutions for the group’s critical minerals trading and refinery development operations in the Democratic Republic of Congo. From 2020 to 2025, Mr. Davis served as a Senior Managing Director at Delphos Ltd in London, advising governments and state-owned enterprises in Central Asia and Africa on infrastructure and climate transition financing. From 2020 to 2023, Mr. Davis served as a member of the Supervisory Board of Ipoteka Bank in Uzbekistan, where he chaired the Corporate Governance Committee and took part in the country’s only privatisation of a state-owned bank. From 2017 to 2021, he served as Finance Director of APQ Global, a company listed on the AIM market of the London Stock Exchange, and from 2014 to 2017 as Senior Vice President for Finance at Aiteo Group in Lagos. From 2009 to 2016, Mr. Davis was a member of the Board of Directors of Asia Pacific Investment Partners in London and Ulaanbaatar. Earlier in his career, Mr. Davis held senior capital markets positions at Renaissance Capital, HSBC Bank plc, Merrill Lynch, Deutsche Bank and Chase Manhattan Bank in London and New York. Mr. Davis was awarded an MBA from Arizona State University and a master’s degree in international management from the American Graduate School of International Management in 1993, and a bachelor’s degree in economics from the University of Florida in 1988.

Marc Kasher will commence serving as a director of our board effective as of the Registration Date. Mr. Kasher has also served as an Independent Member of the Supervisory Board of TEG SPV, since June 2026. Mr. Kasher has more than 25 years of investment and private equity experience, together with an extensive record of service as an independent director of listed companies and sovereign institutions. From 2021 to 2024, Mr. Kasher served as an Independent Director and Chairman of the Audit Committee of Noventiq, a global digital transformation and cybersecurity provider listed on the London Stock Exchange. From 2020 to 2023, he served as an Independent Director of Kazatomprom, the world’s largest producer of natural uranium, where he chaired the Nominating and Remuneration Committee and was a member of the Audit, Strategic Investments, and Health and Safety committees. From 2018 to 2021, Mr. Kasher served as an Independent Director of the National Investment Corporation, a sovereign wealth fund of the National Bank of Kazakhstan, chairing both its Audit and Remuneration committees. From 2013 to 2019, he served as an Independent Director of Luxoft, a digital services company listed on the New York Stock Exchange, where he chaired the Audit, M&A and Compensation committees and structured eleven strategic acquisitions ahead of the company’s $2 billion sale to DXC Technology. From 1997 to 2015, Mr. Kasher was with PineBridge Investments (formerly AIG Global Investments), where from 2010 he served as a Managing Director and as Chief Executive Officer of its Eurasia private equity practice. Earlier in his career, from 1992 to 1995, he worked on privatization programs in Uzbekistan, Kyrgyzstan, Ukraine and Russia in cooperation with USAID. Mr. Kasher was awarded an MBA with a concentration in finance from Georgetown University and a bachelor of arts degree from Tufts University.

Richard Sharko will commence serving as a director of our board effective as of the Registration Date. Mr. Sharko has also served as an Independent Member of the Supervisory Board of TEG SPV, since June 2026. Mr. Sharko has over 40 years of international experience in finance, accounting, auditing and risk management, including service on the boards of listed companies, financial institutions and standard-setting bodies. Since December 2022, Mr. Sharko has served as a Board Member of Solidcore Resources plc in Astana, where he chairs the Remuneration Committee and is a member of the Audit Committee. From 2022 to 2024, he served as a Board Member and Chairman of the Audit Committee of AikGroup (CY) Ltd, a bank holding company based in Limassol. From 2015 to 2020, Mr. Sharko served as a Board Member of the International Auditing and Assurance Standards Board in New York, where he chaired the ISA 540 Revised Task Force and the IAASB–IASB liaison working group. Mr. Sharko spent his executive career with PwC, which he joined in 1983 and where he served as a Partner from 1996 onwards in Vladivostok, Moscow, London and Amsterdam. During his tenure he served as Chief Risk Officer and Management Board member of PwC Central and Eastern Europe from 2013 to 2015, as Chief Accountant of the CEE region responsible for IFRS technical matters from 2006 to 2013, as a member of the PwC Global IFRS Leadership team, and as a member of the PwC Global Network Governance Board from 2009 to 2013. Mr. Sharko was awarded a bachelor of science degree in accounting from Loyola Marymount University in Los Angeles in 1983 and is a Certified Public Accountant (retired) of the State of California.

Committees of the Board

We have established three standing committees of the Board — an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee. Each committee has the composition and responsibilities described below. Each committee operates under a written charter adopted by the Board. Our Board may from time to time establish other committees as and when required to facilitate the management of our business.

Audit Committee

The Audit Committee assists the Board in overseeing our accounting and financial reporting processes and the audits of our financial statements. The Audit Committee’s responsibilities include, among other matters: appointing, approving the compensation of, and assessing the independence of our registered public accounting firm; overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm; reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures; coordinating the Board’s oversight of our internal control over financial reporting, disclosure controls and procedures; discussing our risk management policies; meeting independently with our registered public accounting firm and management; reviewing and approving or ratifying any related person transactions; and preparing the Audit Committee report required by the SEC, to the extent required.

The members of our Audit Committee are expected to be Richard Sharko, Wesley Davis, and Anita Mendiratta, with Richard Sharko serving as chairperson of this committee. Our Board determines that Richard Sharko qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee assists the Board in overseeing matters relating to the nomination of directors and corporate governance. The Nominating and Corporate Governance Committee’s responsibilities include, among other matters: reviewing the composition of and evaluating the performance of the Board; recommending persons for election to the Board; reviewing the composition of the committees of the Board and recommending persons to serve as members of such committees; reviewing and maintaining compliance of committee membership with applicable regulatory requirements; and reviewing potential conflicts of interest of members of the Board and our executive officers .

The members of our Nominating and Corporate Governance Committee are expected to be Marc Kasher, Wesley Davis, and Anita Mendiratta, with Marc Kasher serving as chairperson of this committee.

Compensation Committee

The Compensation Committee assists the Board in overseeing matters relating to executive and director compensation. The Compensation Committee’s responsibilities include, among other things, reviewing and approving, or recommending for approval by the Board, the compensation of our Chief Executive Officer and other executive officers; overseeing and administering our cash and equity incentive plans; and reviewing and making recommendations to the Board with respect to director compensation.

The members of our Compensation Committee are expected to be Marc Kasher, Wesley Davis, and Anita Mendiratta, with Marc Kasher serving as chairperson of this committee.

EXECUTIVE COMPENSATION

Executive Compensation of The Company

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the Company’s named executive officers and directors during the fiscal year ended September 30, 2025 and until the date of this Information Statement in all capacities for the accounts of such persons:

Summary Compensation Table

Name and Principal Position	Period	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Victor Balan (Director, President, Secretary, Treasurer and Chief Executive Officer)	Since inception July 3, 2023 till June 5, 2026	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Marcelo Ramon Alarcon Martinez (Director)	Since November 21, 2024 till June 5, 2026	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Anna Toczko (Director)	Since November 21, 2024 till June 5, 2026	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Elmurod Sopiev (Chief Executive Officer)	Since June 5, 2026 till the date of this Information Statement	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Temur Zokirov (Chairman of the Board, Chief Financial Officer and Secretary)	Since June 5, 2026 till the date of this Information Statement	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Bahtiyor Kadirov (Director)	Since June 5, 2026 till the date of this Information Statement	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Elina Davidyan (Director)	Since June 5, 2026 till the date of this Information Statement	-0-	-0-	-0-	-0-	-0-	-0-	-0-

There are no current employment agreements between the Company and its officers. They have agreed to work with no remuneration until such time as STWI receives sufficient revenues necessary to provide management salaries. At this time, STWI cannot accurately estimate when sufficient revenues will occur to implement this compensation, or what the amount of the compensation will be.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

STWI

It is STWI’s practice and policy to comply with all applicable laws, rules and regulations regarding related person transactions, including the Sarbanes-Oxley Act of 2002. A related person is an executive officer, director or more than 5% stockholder of STWI, including any immediate family members, and any entity owned or controlled by such persons. STWI’s Board of Directors (excluding any interested director) is charged with reviewing and approving all related-person transactions, and a special committee of Board of Directors is established to negotiate the terms of such transactions. In considering related-person transactions, Board of Directors considers all relevant available facts and circumstances.

Related Party Transactions

To support the Company’s financial needs, it may receive advances from related parties until it can sustain its operations or secure sufficient funding through the sale of its equity or traditional debt financing.

On June 30, 2026, the Company entered into a share subscription agreement (the “June 2026 Share Subscription Agreement”) with Jakhongir Abidovich Artikkhodjaev, for the purchase of 1,000,000 shares of the Company’s common stock at an aggregate purchase price of $250,000. On the same date, the Company received $44,500 toward the purchase price, which was recorded as a deposit for common stock. On July 17, 2026, upon receipt of the remaining $205,500 of the aggregate purchase price, the Company issued and sold 1,000,000 shares of its common stock to Jakhongir Abidovich Artikkhodjaev pursuant to the June 2026 Share Subscription Agreement.

Related Party Loan

On November 25, 2024, the Company entered into a Loan Agreement with Victor Balan, who served as the Company’s President, Director, Treasurer, Secretary, and CEO. Under this agreement, Mr. Balan agreed to provide the Company with a non-interest-bearing, fully secured loan in the amount of $200,000. This loan replaced the debt previously assigned to him by the former officer and director of the Company. On April 1, 2025, the loan agreement was amended, increasing the facility amount to $350,000. The loan was for working capital purposes, was interest-free, and had no fixed payment terms other than the maturity date of March 31, 2030. As of June 30, 2026, the outstanding balance owed by the Company to Victor Balan under the amended loan agreement was $0, following the execution of the Share Subscription Agreement on June 5, 2026 which required the payment of the related party loan.

On July 4, 2023, STWI entered into an interest-free loan agreement with Yuliia Zaporozhan, STWI’s former Chief Executive Officer and former director. According to this agreement, Ms. Zaporozhan provided financial support to STWI, as needed, up to a total of $90,000 over the period of five years. On November 22, 2024, Agreement on the Assignment of Rights was executed between STWI, Viktor Balan, and Yulia Zaporozhan. Viktor Balan, who at that time served as STWI’s Director and Treasurer (and subsequently assumed the roles of President, Secretary, and CEO following Yulia Zaporozhan’s departure), paid Yulia Zaporozhan $136,050, representing the full outstanding balance of the debt owed by STWI to Yulia Zaporozhan. In consideration for this payment, Yulia Zaporozhan irrevocably assigned, transferred, and set over to Viktor Balan all of Yulia Zaporozhan’s right, and title to the debt. This assignment effectively transferred the debt obligation from Yulia Zaporozhan to Viktor Balan.

As of June 30, 2026, the outstanding balance owed by the Company to Victor Balan under the amended loan agreement was $0. The related party loan was repaid in full pursuant to the Share Subscription Agreement dated June 5, 2026, which required the settlement of the outstanding loan balance.

TEG SPV

During the fiscal years ended December 31, 2025 and 2024, TEG SPV and its subsidiaries entered into certain transactions with related parties in the ordinary course of its business. The aggregate amounts of such related party transactions were approximately $35,964 thousand and $22,847 thousand, respectively.

These transactions were entered into in the ordinary course of the TEG SPV and its subsidiaries’ business and on terms that TEG SPV and its subsidiaries believe to be comparable to those available in transactions with unrelated third parties. TEG SPV also entered into certain loan arrangements with its affiliates. TEG SPV and its subsidiaries believe that the terms of these transactions were fair and reasonable and in the best interests of TEG SPV and its subsidiaries.

Related Party Transactions

For a description of the transactions and arrangements between the Company and its related parties, including the nature and amounts of such transactions during the periods presented, see Note 22, “Related Party Transactions,” to TEG SPV’s combined financial statements included elsewhere in this Information Statement, which is incorporated herein by reference.

TEG SPV believes that the related party transactions described therein were entered into in the ordinary course of business and on terms that were no less favorable to the TEG SPV than those that could reasonably have been obtained in comparable transactions with unrelated third parties.

LEGAL PROCEEDINGS

We and our subsidiaries are involved in claims and lawsuits incidental to the ordinary course of our businesses, such as personal injury actions by guests and employees and complaints alleging employee discrimination. We and our subsidiaries maintain various insurance policies, including general liability and property damage insurance, as well as workers’ compensation, business interruption, and other policies, which it believes to provide adequate coverage for the risks associated with its range of operations. We believe that we are adequately insured against these claims by our existing insurance policies and that the outcome of any pending claims or proceedings will not have a material effect on its financial statements.

We are not currently a party to any pending material legal proceedings, and, to the knowledge of its management, no material legal proceedings have been threatened against us.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock was removed from quotation on the OTCQB on August 28, 2026 and is currently quoted on the OTCID Basic Market. We are using commercially reasonable efforts to reinstate the quotation of our Common Stock on the OTCQB, including through the change-of-control re-application required by OTC Markets, but there can be no assurance that OTC Markets will approve our application. There has been limited trading in our shares of Common Stock, and we cannot assure you that there will be an active market in the future.

On October 12, 2026, the last reported sales price of our Common Stock on the OTCID Basic Market was $0.4724. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions

Stockholders of Record

Based upon information furnished by our transfer agent, as of October 12, 2026, we had approximately 51 stockholders of record.

Dividends

We have never paid or declared any dividends on our Common Stock and do not anticipate paying cash dividends in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

We currently do not have any equity compensation plans.

Purchases of Equity Securities by the Issuer and Affiliated Purchasers

None.

RECENT SALES OF UNREGISTERED SECURITIES

In July 2023, in connection with its formation, STWI issued an aggregate of 4,000,000 shares of common stock to its founders for aggregate cash consideration of $4,000, at a purchase price of $0.001 per share. Of these shares, 2,000,000 shares were issued to Yuliia Zaporozhan for a cash investment of $2,000, and 2,000,000 shares were issued to Viktor Balan for a cash investment of $2,000. In December 2025, 1,000,000 shares held by Mr. Balan were canceled.

On June 30, 2026, StageWise Strategies entered into a Share Subscription Agreement with Jakhongir Abidovich Artikkhodjaev, the Company’s controlling shareholder, pursuant to which the Company agreed to issue and sell 1,000,000 shares of common stock for an aggregate purchase price of $250,000, at a purchase price of $0.25 per share. The shares were issued on July 20, 2026.

On the Closing Date, the Company issued the 183,098,434 Exchange Shares to the Sellers in the Share Exchange, as described in Items 1.01, 2.01 and 3.02 of this Current Report.

DESCRIPTION OF REGISTRANT’S SECURITIES

The following description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation and bylaws, as they may be amended from time to time, any certificates of designations through which we may establish the terms and conditions of particular series of preferred stock, other documents governing the terms and conditions of particular securities and applicable provisions of Nevada law.

Common Stock

As of the date of this Current Report, we are authorized to issue 800,000,000 shares of Common Stock, par value $0.001 per share, of which 188,142,768 shares of Common Stock were issued and outstanding as of the date of this Current Report. Each share of our common stock is entitled to one vote on all matters submitted to a vote of our stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy. Holders of common stock representing a majority of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to receive ratably all dividends, if any, as may be declared from time to time by our Board of Directors out of the funds legally available. Our articles of incorporation do not provide for cumulative voting in the election of directors. Holders of common stock have no pre-emptive or conversion rights and there are no redemption provisions applicable to the common stock.

Preferred Stock

Our Board of Directors has the authority, without action by our stockholders, to designate and issue up to 50,000,000 shares of blank check preferred stock, par value $0.001 per share.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Nevada law permits a corporation to indemnify its directors, officers, employees and agents under certain circumstances. Our articles of incorporation and bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by the Nevada Revised Statutes, as the same now exist or may hereafter be amended.

Under the Nevada Revised Statutes, a corporation may indemnify any person who is or was a director, officer, employee or agent of the corporation, or who is or was serving at the request of the corporation in such capacity for another entity, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, if such person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In an action by or in the right of the corporation, indemnification may be made only for expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of the action, provided that no indemnification may be made in respect of any claim, issue or matter as to which the person has been adjudged by a court of competent jurisdiction to be liable to the corporation, unless and only to the extent that the court determines that, in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The Nevada Revised Statutes further provide that, to the extent a director or officer has been successful on the merits or otherwise in defending any action, suit or proceeding referred to above, or in defending any claim, issue or matter therein, the corporation must indemnify such person against expenses, including attorneys’ fees, actually and reasonably incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

See Item 9.01 of this Current Report for the financial statements of TEG SPV, the pro forma financial information and the historical financial statements of the Company prior to the Share Exchange required hereunder.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth under Items 1.01 and 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.01 Changes in Control of Registrant.

The information set forth under Items 1.01, 2.01 and 5.02 of this Current Report on Form 8-K is incorporated herein by reference.

As a result of the issuance of shares of Common Stock to the TEG SPV Shareholders in the Share Exchange, a change in control of the Company occurred on the Closing Date. Prior to the Share Exchange, Jakhongir Abidovich Artikkhodjaev held approximately 79.3% of the issued and outstanding Common Stock. Immediately following the Closing TEG Parent held 128,506,935 shares, or approximately 68.30%, and the Individual Seller held 58,591,499 shares, or approximately 31.14%, of the 188,142,768 shares of Common Stock then outstanding, and the Sellers together held approximately 99.44% of the outstanding Common Stock.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Share Exchange Agreement, as of the Registration Date, (i) Temur Zokirov, Bahtiyor Kadirov and Elina Davidyan will resign as members of the Board, and (ii) Anita Mendiratta, Wesley T. Davis, Marc William Kasher, Richard Nolan Sharko and Irodakhon Abduvakhitova, each of whom was designated by TEG SPV, will commence serving as members of the Board, with Ms. Mendiratta serving as Chair of the Board. The resignations are in connection with the Share Exchange and are not the result of any disagreement with the Company on any matter relating to its operations, policies or practices. Mr. Zokirov continues to serve as the Company’s Chief Financial Officer, and Elmurod Sopiev continues to serve as the Company’s Chief Executive Officer.

The Board has determined that each of Ms. Mendiratta, Mr. Davis, Mr. Kasher and Mr. Sharko qualifies as an “independent director” under the OTCQB standards. It is expected that the Board will establish an Audit Committee, consisting of Mr. Sharko, Mr. Davis and Ms. Mendiratta, with Mr. Sharko serving as the chair; a Compensation Committee, consisting of Mr. Kasher, Mr. Davis and Ms. Mendiratta, with Mr. Kasher serving as the chair; and a Nominating and Corporate Governance Committee consisting of Mr. Kasher, Mr. Davis and Ms. Mendiratta, with Mr. Kasher serving as the chair.

Biographical information for each of the Company’s directors and executive officers is set forth under “Directors and Executive Officers” in Item 2.01 of this Current Report and is incorporated herein by reference. Other than the designation of the new directors by TEG SPV pursuant to the Share Exchange Agreement, there are no arrangements or understandings between any of the new directors and any other person pursuant to which he or she was appointed. Ms. Abduvakhitova is the daughter of Mr. Artikkhodjaev, the Company’s controlling stockholder, and received 58,591,499 Exchange Shares in the Share Exchange as the Individual Seller. Except as described in this Current Report, none of the new directors has a direct or indirect material interest in any transaction required to be disclosed under Item 404(a) of Regulation S-K.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the Share Exchange Agreement, the Company changed its corporate name to “TEG Overseas, Inc.” An Amended and Restated Articles of Incorporation was filed with the Secretary of State of the State of Nevada to effect the name change, which became effective on October 12, 2026. The Company has notified FINRA and OTC Markets of the name change.

In addition, it is expected that the new Board will approve a change in the Company’s fiscal year end from September 30th to December 31st effective following the Registration Date, to conform to the fiscal year end of TEG SPV, the accounting acquirer in the Share Exchange.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of the business acquired.

The audited financial statements of STWI as of September 30, 2025 and 2024, together with the related notes and the report of Dylan Floyd Accounting & Consulting, independent registered public accounting firm, are filed as Exhibit 99.1 to this Current Report. The unaudited financial statements of STWI as of June 30, 2026 and for the three and nine months ended June 30, 2026 and 2025, together with the related notes, are filed as Exhibit 99.2 to this Current Report. The audited combined financial statements of TEG SPV as of December 31, 2025 and 2024 and for the years then ended, together with the related notes and the report of Wei, Wei & Co., LLP, independent registered public accounting firm, are filed as Exhibit 99.3 to this Current Report. The unaudited condensed combined financial statements of TEG SPV as of June 30, 2026 and for the three and six months ended June 30, 2026 and 2025, together with the related notes, are filed as Exhibit 99.4 to this Current Report. Each is incorporated herein by reference.

(b)	Pro forma financial information.

The pro forma financial statements with respect to the transactions described in Item 2.01 are attached hereto as Exhibit 99.5 and are incorporated herein by reference.

(d)	Exhibits.

Exhibit No.	Description
2.1	Share Exchange Agreement, dated as of October 6, 2026, by and among StageWise Strategies Corp., TEG SPV LLC, Tourism and Entertainment Group LLC and Irodakhon Abduvakhitova (Filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 8, 2026)
3.1*	Amended and Restated Articles of Incorporation of the Company
3.2	Amended and Restated Bylaws of the Company (Filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 3, 2026)
10.1**	Franchise Agreement, dated December 13, 2018, between AKFA Dream World LLC and Hilton Hotel Worldwide Manage Limited
10.2**	Services Agreement, dated December 29, 2020, between Wide Tent System LLC and Wyndham Hotel Group (UK) East Limited, as assigned to Cultural Landmark Hotel LLC
10.3**	Sublicense Agreement, dated December 29, 2020, between Wide Tent System LLC and Wyndham Hotel Group (UK) East Limited#
10.4**	Assignment, Assumption and Amendment Agreement, dated August 7, 2026, by and among Wide Tent System LLC, Cultural Landmark Hotel LLC and Wyndham Hotel Group (UK) East Limited#
21.1*	List of subsidiaries
99.1*	Audited combined financial statements of StageWise Strategies Corp. as of and for the years ended September 30, 2025 and 2024
99.2*	Unaudited financial statements of StageWise Strategies Corp. as of June 30, 2026 and for the three and nine months ended June 30, 2026 and 2025
99.3*	Audited combined financial statements of TEG SPV LLC as of December 31, 2025 and 2024
99.4*	Unaudited condensed combined financial statements of TEG SPV LLC as of June 30, 2026, and for the three and six months ended June 30, 2026 and 2025
99.5*	Unaudited pro forma condensed combined financial information
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith

**	To be filed by Amendment

+	The exhibits and schedules to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish a copy of any omitted schedules to the SEC upon request.

#	Certain personally identifiable information has been omitted from this exhibit pursuant to Item 601(a)(6) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 14, 2026

TEG OVERSEAS, INC.

By:	/s/ Temur Zokirov
Name:	Temur Zokirov
Title:	Chief Financial Officer